Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

TFI HOLDINGS, INC.,

GREEN FUEL SERVICES, LLC,

HECKMANN HYDROCARBONS HOLDINGS CORPORATION

and

HECKMANN CORPORATION

Dated as of March 7, 2012

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		25
5.01	Organization and Power	25
5.02	Authorization; Valid and Binding Agreement	25
5.03	No Breach	25
5.04	Litigation	26
5.05	Brokerage	26
5.06	Investment Representation	26
5.07	Financing	26
5.08	Validity of Shares; Listing	26
5.09	Escrow Shares	26
5.10	Listing and Maintenance Requirements	27
5.11	Reports	27
5.12	Knowledge of Buyer	27

ARTICLE 6 COMPANY AND SELLER COVENANTS		27
6.01	Conduct of the Business	27
6.02	Access	28
6.03	Regulatory Filings	28
6.04	Conditions	28
6.05	Exclusive Dealing	28
6.06	Updated Disclosures; Interim Financial Statements	29
6.07	Financing Process Assistance	30
6.08	Maintaining Corporate Existence of Seller	30

ARTICLE 7 COVENANTS OF BUYER		30
7.01	Access	30
7.02	Director and Officer Liability and Indemnification	31
7.03	Regulatory Filings	32
7.04	Conditions	32
7.05	Contact with Business Relations	32
7.06	WARN Act	33
7.07	Escrow Shares	33

ARTICLE 8 TERMINATION		33
8.01	Termination	33
8.02	Effect of Termination	34

ARTICLE 9 ADDITIONAL COVENANTS AND AGREEMENTS		34
9.01	Survival	34
9.02	Indemnification of Buyer	35
9.03	Indemnification of Seller	37
9.04	Escrow	37
9.05	Procedures Relating to Indemnification	38
9.06	Mitigation	39
9.07	Determination of Loss Amount	40
9.08	Tax Benefits	41
9.09	Exclusive Remedy	41
9.10	Acknowledgement by Buyer	41
9.11	Tax Matters	42
9.12	Further Assurances	47

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ARTICLE 10 DEFINITIONS		48
10.01	Definitions	48
10.02	Other Definitional Provisions	58

ARTICLE 11 MISCELLANEOUS		59
11.01	Press Releases and Communications	59
11.02	Expenses	60
11.03	Notices	60
11.04	Assignment	61
11.05	Severability	62
11.06	No Strict Construction; Disclosure Schedules	62
11.07	Amendment and Waiver	62
11.08	Complete Agreement	63
11.09	Counterparts	63
11.10	Governing Law	63
11.11	Consent to Jurisdiction and Service of Process	63
11.12	Waiver of Jury Trial	63
11.13	No Third-Party Beneficiaries	64
11.14	Specific Performance	64
11.15	Conflict Between Transaction Documents	64
11.16	Release	64
11.17	Tax Benefit Amount	64
11.18	Representation of Seller and its Affiliates	65

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Solicitation Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 7, 2012, by and among Heckmann Hydrocarbons Holdings Corporation, a Delaware corporation (“Buyer”), Heckmann Corporation, a Delaware corporation (“Parent”), TFI Holdings, Inc., a Delaware corporation (the “Company”), and Green Fuel Services, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 10 below.

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company, which as of the date hereof consists of (and as of the Closing shall consist of) one thousand (1,000) shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from Seller all of the Shares, and Seller desires to sell to Buyer all of such Shares.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares owned by Seller, free and clear of all Liens, in exchange for the payment by Buyer to Seller of cash and stock as provided in this Agreement.

1.02 Closing and Final Consideration.

(a) Purchase Price. As consideration for the acquisition of the Shares at Closing, Buyer shall pay Seller an amount equal to the Closing Consideration plus the Escrow Amount, plus amounts paid pursuant to Section 1.05 (as adjusted for Final Net Working Capital, calculated, credited and payable as set forth below, the “Purchase Price”).

(b) Closing Consideration. For purposes of this Agreement, “Closing Consideration” means an amount equal to: (i) Two Hundred Forty-Five Million Dollars ($245,000,000); minus (ii) the outstanding amount of Indebtedness as of the Closing (payable by Buyer pursuant to Section 1.05(a) below); minus (iii) the amount of Company Transaction Expenses unpaid as of the Closing (payable by Buyer pursuant to Section 1.05(b) below); plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target; minus (v) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target; minus (vi) the Escrow Amount, payable as set forth in Section 1.02(c) below; plus (vii) Nine Hundred Five Thousand Ten Dollars and 83/100 ($905,010.83) (the “Add-On Acquisition Amount”) in respect of costs relating to the Add-On Acquisition.

(c) Payment of Closing Consideration and Escrow Amount. On the Closing Date, Buyer shall make the following payments:

(i) Buyer shall deliver to Seller an amount in cash equal to the Closing Consideration by wire transfer of immediately available funds to an account specified by Seller to Buyer at least two (2) Business Days prior to Closing; and

(ii) In addition to the payment under Section 1.02(c)(i), at the Closing, Buyer shall contribute on behalf of Seller a number of shares of Parent Common Stock equal to (A) the Escrow Amount, divided by (B) the Closing Date Stock Price (such shares, the “Escrow Shares”), to the Escrow Agent to hold under the Escrow Agreement, which Escrow Shares shall be issued under a valid private placement pursuant to Section 4(2) promulgated under the Securities Act.

(d) Estimated Net Working Capital. Between the date hereof and the Closing Date, the Company shall keep Buyer reasonably informed regarding its preparation of the calculation of Net Working Capital pursuant to this Section 1.02(d), and shall consider in good faith any comments made by Buyer with respect thereto. Within five (5) Business Days, but in no event less than three (3) Business Days, prior to the Closing Date, the Company shall deliver to Buyer its final good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), which amount shall increase or decrease, as applicable, the Purchase Price at Closing.

(e) Post-Closing Net Working Capital Adjustment.

(i) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller: (A) an unaudited, consolidated balance sheet of the Company and its Subsidiary as of the Closing Date (the “Closing Date Balance Sheet”) and (B) its calculation of Net Working Capital as of the Closing Date, in each case duly certified by Buyer as setting forth Buyer’s good faith determination of the information set forth therein, and together, in each case, with reasonable supporting documentation (together, the “Closing Statement”). The Closing Statement shall be prepared in a manner consistent with the definition of the term “Net Working Capital” set forth in this Agreement and under GAAP, as applicable. The Closing Statement shall disregard: (x) any and all effects on the assets or liabilities of the Company and its Subsidiary as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby; and (y) any of the plans, transactions or changes which Buyer intends to initiate or make, or cause to be initiated or made, after the Closing with respect to the Company and its Subsidiary or their respective businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(ii) Buyer, the Company and its Subsidiary shall grant Seller and its authorized representatives reasonable access to all such papers and documents and all such personnel as it or its representatives may reasonably request, and Seller shall have up to sixty (60) days after receiving the Closing Statement to review the Closing Statement (the “Review Period”); provided that, in the event Buyer, the Company or its Subsidiary does not provide, in all material respects, any papers or documents or access to personnel reasonably requested by Seller or any of its authorized representatives within five (5) Business Days of request therefor (or such shorter period as may remain in the Review Period), the Review Period shall be extended by five (5) Business Days plus one (1) Business Day for each additional day required for Buyer, the Company or its Subsidiary to so respond to such request.

(iii) To the extent that Seller confirms its acceptance of the Closing Statement within the Review Period or has not objected in writing to the calculation of Net Working Capital on the Closing Statement by the end of the Review Period, the Closing Statement and the calculation of Net Working Capital thereon as prepared by Buyer shall be final, binding and non-appealable by the parties hereto.

(iv) If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a statement (an “Objections Statement”) describing in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). Seller and Buyer shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer shall submit any unresolved Disputed Items to PricewaterhouseCoopers LLP (“PWC”); provided that, if PWC is unable or unwilling to serve in such capacity, Seller and Buyer shall submit any unresolved Disputed Items to an alternative mutually agreed upon independent accounting or valuation firm of national reputation (PWC or such alternative firm, the “Firm”). Each party may furnish to the Firm such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Firm to resolve such unresolved Disputed Items and notify them in writing of such resolution as soon as practicable, but in any event within thirty (30) days after the date on which the Firm is first retained. In resolving any disputed item, the Firm shall resolve each item of disagreement based solely on the supporting material provided by Buyer and Seller and not pursuant to an independent review, and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case presented to the Firm. The decision of the Firm regarding each of the Disputed Items shall be final, binding and non-appealable by the parties hereto. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Firm. The fees and expenses of the Firm shall be borne on a proportionate basis by Buyer and Seller based on the inverse proportion of the respective percentages of the dollar value of Disputed Items determined in favor of Buyer and Seller, respectively. Seller and Buyer shall, and Buyer shall cause the Company and its Subsidiary to, cooperate fully with the Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Firm, all with the intent to fairly and in good faith resolve all

Disputed Items as promptly as reasonably practicable. Once all Disputed Items are resolved, the calculation of the Net Working Capital on the Closing Statement shall be adjusted, as appropriate, to reflect (A) any resolution of Disputed Items as agreed between Buyer and Seller; and/or (B) any determination of Disputed Items by the Firm, and the Closing Statement and the calculation of the Net Working Capital thereon (in each case, as so adjusted) shall be final, binding and non-appealable by the parties hereto.

(v) If the Net Working Capital as finally determined pursuant to this Section 1.02(e) (the “Final Net Working Capital”) is greater than the Estimated Net Working Capital by more than One Hundred Fifty Thousand Dollars ($150,000) (the “Collar Amount”), then the amount of such difference shall be an adjustment in favor of Seller, payable as set forth in Section 1.02(e)(vi) below. Alternatively, if the Final Net Working Capital is less than the Estimated Net Working Capital by more than the Collar Amount, then the amount of such difference shall be an adjustment in favor of Buyer, payable as set forth in Section 1.02(e)(vi) below.

(vi) If the aggregate net difference between the Final Net Working Capital and the Estimated Net Working Capital results in a net amount payable to Seller pursuant to Section 1.02(e)(v), then Buyer shall pay such net amount to Seller, by wire transfer of immediately available funds. If the aggregate net difference between the Final Net Working Capital and the Estimated Net Working Capital results in a net amount payable to Buyer pursuant to Section 1.02(e)(v), then Seller shall pay such net amount to Buyer, by wire transfer of immediately available funds.

(vii) All payments required pursuant to this Section 1.02(e) shall be deemed to be adjustments, for Tax purposes, to the aggregate Purchase Price paid by Buyer for the Shares purchased by it pursuant to this Agreement.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois, on the third (3rd) Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE 2 hereof (other than those which by their nature are to be satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at, and the calculation of all Closing amounts to be made hereunder (including the Net Working Capital) shall be made as of, 12:01 a.m. Chicago time on the Closing Date.

1.04 Escrow Deposit. At the Closing, Buyer shall deposit the Escrow Amount (in the form of Escrow Shares) with the Escrow Agent in accordance with the terms of the Escrow Agreement.

1.05 Payoff of Indebtedness; Payment of Company Transaction Expenses.

(a) At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiary, the amounts of Indebtedness indicated in the payoff letters delivered pursuant to Section 2.01(g)(viii) by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters.

(b) At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiary, the Company Transaction Expenses specified on Schedule 1.05(b), by wire transfer of immediately available funds to the Persons or bank accounts specified on such Schedule.

ARTICLE 2

CONDITIONS PRECEDENT TO CLOSING

2.01 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Buyer in its sole discretion):

(a) The representations and warranties set forth in ARTICLE 3 and ARTICLE 4 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) The Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect that would, nor shall any action or proceeding before any court or other Governmental Body be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(e) Seller shall, concurrently with the Closing, deliver to Buyer the stock certificate(s) representing the Shares, accompanied by a duly executed stock power.

(f) The non-solicitation agreement, substantially in the form attached hereto as Exhibit B shall have been executed and delivered by CIVC Partners Fund III, L.P. and CIVC Partners Fund IIIA, L.P.

(g) The Company or Seller (as applicable) shall have delivered to Buyer each of the following:

(i) a certificate executed by an officer of each of the Company and Seller, dated the Closing Date, stating that the preconditions specified in Section 2.01(a) and Section 2.01(b) as they relate to the Company and Seller have been satisfied;

(ii) evidence of the expiration or termination described in Section 2.01(d);

(iii) a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iv)(A) the certificate of incorporation of the Company and its Subsidiary each as certified by the Secretary of State of the State of Delaware; and (B) a certificate of good standing of the Company and its Subsidiary from the Secretary of State of the State of Delaware, and each other state in which the Company and its Subsidiary are qualified to do business as set forth on Schedules 4.01 and 4.02, in each case dated within three (3) Business Days of the Closing Date;

(v) a certificate of the Secretary of the Company and Seller given on behalf of the Company and Seller, and not in an individual capacity, certifying as to: (i) the bylaws of the Company; (ii) resolutions duly adopted by the board of managers or board of directors of the Company and Seller authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby, as applicable, by the Company and Seller and the performance by the Company and Seller of the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of the Company and Seller;

(vi) a duly executed resignation of each of the directors and officers of the Company and its Subsidiary set forth on Schedule 2.01(g)(vi), effective as of the Closing Date;

(vii) a certificate of an officer of Seller, certifying, under penalty of perjury and pursuant to Treasury Regulations Section 1.1445-2(b)(2), that Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code;

(viii) payoff letters, in forms reasonably satisfactory to Buyer and Parent with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Schedule 2.01(g)(viii), and releases of any Liens granted in connection with such Indebtedness held by third parties, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Liens and other security interest in, the assets, properties and securities of the Company and its Subsidiary; and

(ix) The consents set forth on Schedule 2.01(g)(ix).

(h) No change, effect, event, occurrence, state of facts or development shall have occurred since the date hereof that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.02 Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Seller in its sole discretion):

(a) The representations and warranties set forth in ARTICLE 5 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the business of Buyer or Parent.

(b) Buyer and Parent shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect that would, nor shall any action or proceeding before any court or other Governmental Body be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(e) Buyer shall, concurrently with the Closing, make the payments and deliveries set forth in Sections 1.02(c), 1.04 and 1.05 to be made by it on the Closing Date.

(f) Buyer and Parent shall have delivered to the Company each of the following:

(i) a certificate executed by an officer of each of Buyer and Parent, dated the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b) as they relate to Buyer and Parent have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by Buyer, Parent and the Escrow Agent;

(iii) (A) the certificate of incorporation of Buyer as certified by the Secretary of State of the State of Delaware; and (B) a certificate of good standing of Buyer from the Secretary of State of the State of Delaware, in each case dated within three (3) Business Days of the Closing Date; and

(iv) a certificate of the Secretary of Buyer and Parent given on behalf of Buyer and Parent, and not in an individual capacity, certifying as to: (i) the bylaws of Buyer; (ii) resolutions duly adopted by the board of directors of Buyer and Parent authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby, as applicable, by Buyer and Parent and the performance by Buyer and Parent of the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of Buyer and Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Parent, as of the date hereof, and as of the Closing Date, as follows:

3.01 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.02 No Breach. Except as set forth on Schedule 3.02, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon the Shares or any material assets of Seller pursuant to, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Seller’s Organizational Documents or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound; or (ii) any Law, statute, rule or regulation, order, judgment or decree to which Seller is subject.

3.03 Ownership. Seller is the record owner of the Shares set forth on Schedule 3.03, which constitute all outstanding equity securities of the Company. On the Closing Date, Seller shall transfer to Buyer good title to the Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities Law restrictions.

3.04 Brokerage. Except for any fees to be paid to Houlihan Lokey Capital, Inc., as described on Schedule 3.04 and as will be satisfied in full as of the Closing by payment of Company Transaction Expenses, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

3.05 Securities Matters.

(a) Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. With respect to the Escrow Shares, Seller understands that the Escrow Shares issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Parent is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of Seller set forth in this Section 3.05 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Escrow Shares to be acquired, or that may be acquired, hereunder.

(b) Seller and its advisors have had access, through EDGAR, to copies of each report, registration statement and definitive proxy statement filed by Parent with the SEC and has been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent and the transactions contemplated hereby. Seller understands that its investment in the shares of Parent Common Stock being issued, or issuable, hereunder involves a high degree of risk. Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of shares of Parent Common Stock that may be acquired hereunder. Seller understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Parent Common Stock issuable hereunder, or the fairness or suitability of the investment in Parent Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Parent Common Stock contemplated hereby.

(c) Seller does not presently have any present agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Parent Common Stock that may be received hereunder in a transaction that would violate the Securities Act or any state securities Laws.

(d) Seller understands that the Escrow Shares issued hereunder have not been and will not be registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder or (ii) pursuant to an exemption from such registration, including pursuant to Rule 144 (or a successor rule thereto), and that neither Parent nor any other Person is under any obligation to register such shares of Parent Common Stock under the Securities Act or any state securities Laws. Seller further understands and acknowledges that Escrow Shares issued to it at Closing pursuant to Section 1.02 will be placed into the Escrow Account pursuant to the terms and conditions herein and in the Escrow Agreement and that, except as expressly provided for herein or in the Escrow Agreement (including without limitation Section 9.04(c) hereof), Seller may not sell, assign or transfer the Escrow Shares during the term of the Escrow Agreement.

(e) Seller understands that the certificates or other instruments representing the Escrow Shares issuable hereunder will bear a restrictive legend as set forth below and an additional legend indicating the certificates are subject to the holding period restrictions of Section 3.05(d) above, and that a stop-transfer order may be placed against transfer of such stock certificates; provided that any such legend shall be removed and Parent shall issue a certificate without legend to the holder of the shares of Parent Common Stock at Parent’s cost and expense, if (i) such shares of Parent Common Stock are registered pursuant to an effective registration statement under the Securities Act; or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of such shares of Parent Common Stock may be made without registration under the applicable requirements of the Securities Act and state Law, including pursuant to Rule 144; provided further that, after the expiration of the holding period applicable pursuant to Rule 144, the legend indicating that the certificates are subject to restrictions thereof shall be removed and Parent shall issue a certificate without such legend to the holder of the shares of Parent Common Stock at Parent’s cost and expense, as and when requested by Seller.

(f) Seller understands that, except as provided in Section 3.05(e), all certificates or other instruments representing the Escrow Shares issuable hereunder shall bear the following restrictive legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCK PURCHASE AGREEMENT BY AND AMONG TFI HOLDINGS, INC., GREEN FUEL SERVICES, LLC, HECKMANN HYDROCARBONS HOLDINGS CORPORATION AND HECKMANN CORPORATION, DATED MARCH 7, 2012. THE CERTIFICATES REPRESENTING THESE SECURITIES HAVE BEEN DEPOSITED WITH THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS ESCROW AGENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF HECKMANN CORPORATION.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Seller each hereby jointly and severally represent and warrant to Buyer and Parent, as of the date hereof, and as of the Closing Date, as follows:

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. Schedule 4.01 lists every jurisdiction in which the Company is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to Parent copies of the Organizational Documents of the Company and its Subsidiary, and such copies are true and complete. Schedule 4.01 sets forth a correct and complete list of the officers and directors of each of the Company and its Subsidiary.

4.02 Subsidiaries. Thermo Fluids Inc. is the only Subsidiary of the Company, and it is wholly owned by the Company. Except as set forth on Schedule 4.02, neither the Company nor its Subsidiary owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule 4.02 lists every jurisdiction in which the Company’s Subsidiary is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company’s Subsidiary is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and to carry on its businesses as now conducted. All of the capital stock of the Company’s Subsidiary is owned by the Company free and clear of all Liens.

4.03 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 No Breach. Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets of the Company or its Subsidiary pursuant to, or require any material authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of the Company’s or its Subsidiary’s certificate of incorporation or bylaws; (ii) any Material Contract or any Licenses and Permits set forth on Schedule 4.20; or (iii) any Law, order, judgment or decree to which the Company or its Subsidiary is subject (except for the applicable requirements under the HSR Act).

4.05 Capitalization. The Shares constitute all of the issued and outstanding capital stock of the Company. Except for the Shares, there are no outstanding: (i) shares of capital stock or other equity interests or voting securities of the Company; (ii) securities convertible or exchangeable into capital stock of the Company; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company; or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, and there are no outstanding obligations of the Company, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities. All of the Shares have been duly authorized and validly issued and were issued in compliance with all applicable securities Laws and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right. Except as set forth on Schedule 4.05, as of immediately prior to the Closing, Seller will be the beneficial and record holder of the Shares, which shall constitute all outstanding equity securities of the Company, free and clear of all Liens. A correct and complete description of the Indebtedness of the Company and its Subsidiary (including the principal and interest or scheduled payments payable thereunder and outstanding with respect thereto as of the date hereof) is set forth on Schedule 4.05.

4.06 Financial Statements. Schedule 4.06 consists of: (i) the audited consolidated balance sheet of the Company and its Subsidiary as of December 31, 2011 (the “Latest Balance Sheet”) and the related statements of income, stockholders equity and cash flows for the fiscal year then ended; and (ii) the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Company and its Subsidiary as of and for the fiscal years ended December 31, 2010 and 2009 (all such financial statements referred to in clauses (i) and (ii), the “Financial Statements”). Except as set forth on Schedule 4.06, each of the Financial Statements were, and each Interim Financial Statement (as defined in Section 6.06(b)), will be, prepared on the basis of and in accordance with the books and records of the Company and its Subsidiary kept in the ordinary course of business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of the Company and its Subsidiary on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of the Company and its Subsidiary for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which would be material, individually or in the aggregate.

4.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor its Subsidiary has:

(a) amended any of its Organizational Documents;

(b) incurred any Indebtedness except working capital credit line borrowings in the ordinary course of business consistent with past practices, or guaranteed any such Indebtedness, or issued or sold any Indebtedness or warrants or rights to acquire any Indebtedness of such party or guarantee any Indebtedness of others;

(c) mortgaged, pledged or subjected to any Lien any of its assets, except Permitted Liens;

(d) (i) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any material portion of its tangible assets, except in the ordinary course of business, or (ii) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than the Add-On Acquisition);

(e) sold, licensed, assigned or transferred any material Company Intellectual Property, except in the ordinary course of business;

(f) issued, sold or transferred, or agreed to the issuance, delivery or sale of: (i) any of its capital stock or other equity securities; (ii) any securities convertible or exchangeable into its capital stock; or (iii) other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(g) entered into or materially modified or terminated any Contract of a type required to be listed on Schedule 4.10;

(h) made any material capital investment in, or any material loan to, any other Person (other than the Company and its Subsidiary);

(i) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(j) adopted any new or made any material changes in its existing employee benefit plans or made any material changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business or pursuant to existing agreements or arrangements or as required to comply with applicable Law;

(k) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into or modified any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(l) made a material change in its accounting or Tax methods, practices or policies, filed or amended any Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in liability, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) modified its existing cash management, credit collection or payment policies, procedures and practices (including, without limitation, any acceleration in the collection of accounts receivable, delay in the payment of accounts payable or change in the maintenance of working capital balances);

(n) commenced or settled any litigation, arbitration or proceeding involving an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (and not involving equitable relief); or

(o) experienced any incidents of damage, destruction or loss of any property owned by the Company or its Subsidiary, whether or not covered by insurance, having a replacement cost or fair market value in excess of Five Hundred Thousand Dollars $500,000.

4.08 Properties

(a) Except as set forth on Schedule 4.08(a), the Company and its Subsidiary own good title to, or hold pursuant to valid and enforceable leases, all of the personal property (including without limitation all trucks and vehicles owned or leased by the Company and its Subsidiary) shown to be owned or leased by them on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company and its Subsidiary in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. Such assets, in their current state, comprise all material personal assets used in and necessary to permit the Company to continue to conduct its business as presently conducted in the ordinary course of business. All trucks, vehicles, highway tractors, highway trailers and railroad equipment owned or leased by the Company have been maintained in all material respects in accordance with normal industry practice, applicable Laws and any contractual requirements applicable to the Company or its Subsidiary and related to such tangible asset and, in all material respects, are in good operating condition and repair (subject to normal wear and tear).

(b) The real property listed on Schedule 4.08(b) (the “Leased Real Property”) constitutes a complete and correct list of all of the real property leased, subleased or otherwise used, pursuant to other similar agreements or arrangements, by the Company and its Subsidiary in their business and operations other than the Owned Real Property. Schedule 4.08(b) also sets forth a complete and correct list of all leases, subleases, licenses or other rental arrangements pursuant to which the Company or its Subsidiary holds any Leased Real Property (individually, a “Lease” and collectively, the “Leases”). The Company has delivered or made available to Buyer accurate and complete copies of each of the Leases or has provided on Schedule 4.08(b), an accurate and complete description of the material terms of all unwritten Leases, and none of such Leases has been modified, assigned, changed, supplemented, amended, or mortgaged in any respect, except to the extent that such modifications or other changes are disclosed by the copies of the Leases delivered or made available to Buyer. With respect to each Lease, and except as otherwise specified on Schedule 4.08(b):

(i) to the Company’s Knowledge, such leasehold, subleasehold or licensed interest or other right to use each Leased Real Property is held subject to a Lease which is valid and is in full force and effect, subject to the application of any bankruptcy or creditors’ rights Laws and, if applicable, proper authorization and execution of such Lease by the other party thereto;

(ii) except for Permitted Liens, none of the Leased Real Property is subject to any Other Leases;

(iii) the Company has no Knowledge of any material default or claimed or purported or alleged default on the part of any Person or party in the performance of any obligation to be performed or paid by such Person or party under any Lease;

(iv) the Company and its Subsidiary enjoy peaceful and undisturbed possession in all respects of the Leased Real Property; and

(v) the Company and its Subsidiary have not received any written notice of any, and to the Company’s Knowledge there is no, default under any monetary or other obligation on the part of any landlord or sublandlord of a Lease or any owner of the Leased Real Property to be observed or performed under any mortgage, deed of trust, loan documents, contract, lease or other agreement affecting or relating to the Leased Real Property.

(c) The real property listed on Schedule 4.08(c) (the “Owned Real Property”) constitutes all of the real property owned by the Company and its Subsidiary. With respect to each parcel of Owned Real Property, and except as otherwise specified on Schedule 4.08(c):

(i) the identified owner of the Owned Real Property has good and marketable fee simple title to the parcel of real property, free and clear of any Liens as of the Closing Date, except for Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and

(ii) except for Permitted Liens, none of the Owned Real Property is subject to any Other Leases, and the Company or its Subsidiary have not received written notice of any pending or proposed special assessment proceedings affecting the Owned Real Property.

(d) The Owned Real Property and Leased Real Property collectively constitute all real properties currently owned, leased or occupied by the Company and its Subsidiary or necessary for their business.

4.09 Tax Matters. Except as set forth on Schedule 4.09:

(a) The Company and its Subsidiary have timely filed, or have timely filed for extensions to file, all material Tax Returns that are required to be filed by them through the date hereof. Such Tax Returns are true, correct and complete in all material respects, and the Company and its Subsidiary have each timely paid and discharged all Taxes, whether or not shown on such Tax Returns. The provision for Taxes in the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof. The Company and its Subsidiary have withheld, collected and paid over to the appropriate Governmental Bodies or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b) There is no dispute or claim concerning any material Tax liability of the Company or its Subsidiary claimed or raised by any Taxing Authority in writing.

(c) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against or with respect to the Company or its Subsidiary regarding a material Tax, and no action, suit, proceeding or audit is threatened in writing against or with respect to the Company or its Subsidiary regarding a material Tax.

(d) The accrual for Taxes on the Closing Date Balance Sheet, without taking into account the deduction included in the calculation of the Tax Benefit Amount, would be adequate, based on the Company’s estimates as of the date hereof, to pay all Tax liabilities of the Company and its Subsidiary if its current tax year were treated as ending on the Closing Date.

(e) Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiary, and neither of them has any current contractual obligation to indemnify any other Person with respect to Taxes.

(f) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(g) Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(h) There are no Liens for Taxes (other than for Taxes not yet due and payable or for which adequate reserves are maintained in accordance with GAAP) upon the assets of the Company or its Subsidiary.

(i) Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(j) Neither the Company nor its Subsidiary is a party to any Contract or Employee Plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law).

(k) Schedule 4.09(k) correctly lists the federal Tax classification of the Company and its Subsidiary.

4.10 Contracts and Commitments.

(a) Except as set forth on Schedule 4.10, neither the Company nor its Subsidiary is party to any Contract or group of related Contracts of a type described below (such Contracts that are required to be listed in Schedule 4.10 are herein referred to as the “Material Contracts”).

(i) any agreement relating to any pending or completed material business acquisition by the Company or its Subsidiary within the last thirty-six (36) months;

(ii) any collective bargaining agreement, other than as described in Section 4.18 hereof or Schedule 4.18;

(iii) any Contract for the employment or engagement of: (x) any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of Two Hundred Thousand Dollars ($200,000) per annum or (y) any owner-operator of one or more trucks, regardless of base compensation;

(iv) any Contract: (i) relating to the borrowing of money or other Indebtedness, including assumed Indebtedness; or (ii) pursuant to which the Company or its Subsidiary has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(v) any forward purchase or sale, futures, options or similar commodity hedging or derivative contracts;

(vi) any lease or agreement under which it is lessee of or holds or operates any tangible personal property owned by any other party, for which the annual rent exceeds One Hundred Thousand Dollars ($100,000);

(vii) any lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rent exceeds One Hundred Thousand Dollars ($100,000);

(viii) any contract or group of related contracts with the same party for the purchase, maintenance or acquisition of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for the twelve (12) month period following January 1, 2011, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without material liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(ix) any Contract or group of related contracts with the same party for the sale of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for the twelve (12) month period following January 1, 2011, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without material liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(x) any Contract which prohibits the Company or its Subsidiary from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business);

(xi) any Contract for the licensing of material Company Intellectual Property by a third party to the Company or its Subsidiary or by the Company or its Subsidiary to a third party (other than (A) licenses to commercially available non-customized software, and (B) licenses granted by the Company or its Subsidiary to customers, distributors, dealers, resellers, sales representatives, suppliers, consultants, contractors or other third parties with which the Company has a business relationship in the ordinary course of business); and

(xii) any (a) power of attorney, (b) joint venture or partnership agreement or (c) consent order, decree or judgment, settlement or conciliation Contract.

(b) Buyer has been given access to a true and correct copy of all Material Contracts, and set forth on Schedule 4.10 is a true and complete description of the material terms of each unwritten Material Contract, together with all material amendments, waivers or other changes thereto.

(c) As of the date hereof: (i) each of the contracts listed on Schedule 4.10 are valid and binding obligations of the Company and its Subsidiary (as applicable); (ii) neither the Company nor its Subsidiary is in material default under any contract listed on Schedule 4.10; and (iii) to the Company’s Knowledge, the other party to each of the contracts listed on Schedule 4.10 is not in material default thereunder.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a true and correct list of all: (i) registrations and pending registration applications of trademarks and service marks, and Internet domain name registrations, (ii) patents and pending patent applications and (iii) copyright registrations and pending copyright registration applications, in each case, which are owned by the Company or its Subsidiary (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for and the recorded owner of each item. Except as set forth on Schedule 4.11(a), all renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid (or, with respect to any such fees that are due after the date hereof, will be made or paid prior to the Closing Date). All registrations for the Listed IP are subsisting, and, to the Company’s Knowledge, all such trademark registrations and copyright registrations included in the Listed IP are valid and enforceable. No written claim against the Company or its Subsidiary by any third party contesting the validity, enforceability or ownership of any Listed IP is currently outstanding or, to the Company’s Knowledge, is threatened.

(b) Except as set forth on Schedule 4.11(b), (i) to the Company’s Knowledge, the Company or its Subsidiary owns, or has the right to use or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property and computer software necessary for the operation of its respective businesses as presently conducted (“Company Intellectual Property”), and (ii) all material Company Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by the Company or its Subsidiary on terms which are identical or similar to those pursuant to which the Company or Subsidiary, immediately prior to the Closing Date, owns and/or has the right to use such item.

(c) Except for Intellectual Property or computer software which is, in whole or in part, owned by third parties and/or licensed to the Company or its Subsidiary subject to a valid and binding written agreement identified on Schedule 4.10(a)(xi) to the extent required to be set forth thereon, the Company or its Subsidiary is the sole and exclusive owner, of all rights, title and interest in and to the Company Intellectual Property, free and clear of any Liens other than Permitted Liens. All Company Intellectual Property solely and exclusively owned by the Company or its Subsidiary is herein referred to as “Company Owned Intellectual Property.”

(d) To the Company’s Knowledge, neither the Company nor its Subsidiary, nor the operation of their respective businesses, is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third parties. Except as set forth on Schedule 4.11(d), (i) neither the Company nor its Subsidiary is a party to any currently pending proceeding before any Governmental Body alleging that the Company or its Subsidiary or the operation of their respective businesses is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (ii) neither the Company nor its Subsidiary has received written notice from any Person alleging that the Company or its Subsidiary or their respective businesses are currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (iii) there is no written claim against the Company or its Subsidiary currently pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary with respect to the alleged infringement, misappropriation or other violation by the Company or its Subsidiary of the Intellectual Property of any third party, (iv) no proceeding before any Governmental Body or written claim by the Company or its Subsidiary is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Company Owned Intellectual Property and (v) to the Company’s Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(e) The Company or its Subsidiary, as applicable, has used commercially reasonable efforts to properly document and maintain the confidentiality of the material trade secrets owned by the Company or its Subsidiary.

(f) The Company or its Subsidiary, as applicable, has used commercially reasonable efforts to protect and maintain all material Company Owned Intellectual Property.

4.12 Litigation. Except as set forth on Schedule 4.12, there are no, and within the past three (3) years there have been no, material arbitrations, material state or federal administrative proceedings (including, but not limited to, material civil penalty claims under the Federal Motor Carrier Safety Regulations at 49 CFR Parts 386 and 390-392 and proposed changes in motor carrier safety ratings under 49 CFR Part 385), other material governmental violations, strikes, lockouts or charges or complaints, or any other material action, suit, or investigations, either at law or in equity or by or before any Governmental Body (together, the “Proceedings”) pending or, to the Company’s Knowledge, overtly threatened, against the Company or its Subsidiary, or any predecessor of the Company or its Subsidiary, at law or in equity, or before or by any Governmental Body. Neither the Company nor its Subsidiary, nor any predecessor of the Company or its Subsidiary, is subject to, nor in the past three (3) years has the Company or its Subsidiary, nor any predecessor of the Company or its Subsidiary, been subject to, any material outstanding judgment, order or decree of any court or other Governmental Body.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a list of: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or qualified defined contribution or defined benefit arrangement (“Pension Plans”); (iii) each bonus or incentive, deferred compensation, stock option, equity incentive, restricted stock or stock bonus plan, change-of-control agreement or employment agreement, salary reduction agreement or severance agreement or plan; and (iv) each material fringe benefit, vacation pay, service award, moving expense or other similar compensation arrangement, plan, program, policy or Contract, which in any case described in (i), (ii), (iii) or (iv) above is sponsored or maintained by, or otherwise contributed to by, the Company or its Subsidiary or with respect to which the Company or its Subsidiary has any liability, whether direct or indirect ((i), (ii), (iii) and (iv) collectively referred to herein as the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, no events have occurred that would reasonably be expected to adversely affect such qualified status.

(b) The Company has made available to Parent (to the extent applicable): (i) a complete copy of each written Plan as in effect on the date hereof and summaries of the material terms of each unwritten Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the most recent Form 5500 Annual Report for such plan (including attached schedules and audit report, as applicable).

(c) Each Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law and, with respect to each Plan, no Person has, to the Company’s Knowledge, entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, that could reasonably be expected to result in material liability to the Company.

(d) Neither the Company or its Subsidiary has or could be reasonably expected to have any liability with respect to any employee benefit plan, whether direct or contingent, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. No Plan provides or other Contract requires the Company or its Subsidiary to provide for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state Law).

(e) With respect to the Plans, all required contributions, premiums or other payments that are due have been paid on a timely basis. All liabilities with respect to any Plan have been properly accounted for on the Company’s Financial Statements to the extent required by, and in compliance with, GAAP.

(f) There do not, to the Company’s Knowledge, exist any pending or threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Plan.

(g) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan.

(h) Neither the Company nor its Subsidiary has any obligation to gross-up or indemnify any individual with respect to any Tax set forth under Section 409A(a)(1)(B) of the Code.

4.14 Insurance. Schedule 4.14 contains a complete list and description of each material insurance policy and material bond (including surety bonds) owned or held by or for the benefit of the Company and its Subsidiary, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all material claims made thereunder during the previous twelve (12) months and the current status of such claims. All such policies and all such bonds (including surety bonds) are in full force and effect. All premiums and other payments due under each insurance policy and bond have been timely and fully paid. Except as noted on Schedule 4.14, the Company has not been notified in writing of any defense to coverage by an insurer of the Company or its Subsidiary in connection with any current claim to coverage asserted or noticed by the Company under or in connection with any of their currently existing insurance policies or bonds. Except as noted on Schedule 4.14, the Company has not received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that there will be a cancellation or non-renewal of existing polices or binders. Such insurance policies and bonds are sufficient in all material respects for compliance with all Material Contracts to which the Company is a party or applicable Laws by which the Company is bound.

4.15 Compliance with Laws. Except as set forth on Schedule 4.15, and except with regard to matters relating to the Code (or any corresponding state, local or foreign Laws), intellectual property Laws, ERISA (or any corresponding state, local or foreign Laws) or Environmental Laws (each of which is instead covered by Sections 4.09, 4.11, 4.13 and 4.16, respectively), at all times since June 27, 2006, (a) to the Company’s Knowledge, the Company and its Subsidiary have complied, in all respects, with Laws applicable thereto or to the business, operations or assets thereof, and (b) neither the Company nor its Subsidiary has received notice of any material alleged or actual violation of any applicable Law. Except as set forth on Schedule 4.15, no investigation or review is pending or, to the Company’s Knowledge, threatened, by any Governmental Body with respect to any material violation by the Company or its Subsidiary of any Law.

4.16 Environmental Matters.

(a) Except as set forth on Schedule 4.16: (i) the Company and its Subsidiary have complied and are currently in compliance in all material respects with the provisions of all applicable Environmental Laws (which compliance has included obtaining and complying with Licenses and Permits required under Environmental Laws); (ii) neither the Company nor its Subsidiary has, in the four (4) years prior to the date hereof, treated, stored, disposed of, arranged for or permitted disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owns or operates any property or facility (including any real property owned, used or leased by the Company or its Subsidiary), or, to the Company’s Knowledge, formerly owned or operated any property or facility, that is or has been contaminated by any Hazardous Substance, in each case, in a manner which would reasonably be expected to give rise to any current or future material liabilities or corrective or remedial obligations pursuant to any Environmental Laws; (iii) neither the Company nor its Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of, or any material liability under Environmental Laws relating to the operation of the Company or, any current or past facility owned, leased or used by the Company, its Subsidiary or any of their predecessors or Affiliates; (iii) neither this Agreement nor the transactions that are the subject of this Agreement will require notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws; (iv) neither the Company nor its Subsidiary, nor any of their predecessors or Affiliates, has manufactured, sold, marketed, installed or distributed products or items containing asbestos so as to give rise to any material liability pursuant to Environmental Laws; and (v) neither the Company nor its Subsidiary has contractually assumed any material liabilities relating to Hazardous Substances or Environmental Laws.

(b) The Company has furnished to Parent copies of all material environmental audits, assessments and reports which are in its possession and control and which relate to the past or current operations, real properties or facilities of the Company, its Subsidiary, any predecessors or Affiliates of the Company or its Subsidiary.

(c) The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of Seller or the Company concerning matters arising under Environmental Laws or relating to Hazardous Substances.

4.17 Affiliated Transactions. Except as set forth on Schedule 4.17, to the Company’s Knowledge, no Affiliate of the Company or Seller and no officer or director of Seller, the Company or its Subsidiary or any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiary or has any material interest in any material property used by the Company or its Subsidiary.

4.18 Employment and Labor Matters. During the past three (3) years, the Company and its Subsidiary have complied, and are in compliance, in all material respects, with all applicable Laws respecting employment or labor, including fair employment practices and equal opportunity, nondiscrimination, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours. Except as set forth on Schedule 4.18, in the past three (3) years, neither the Company nor its Subsidiary has experienced any material work stoppage, slowdown, material labor grievance or other material labor dispute, or any unfair labor practice charge or complaint, nor, to the Company’s Knowledge, has any such action been threatened against the Company or its Subsidiary. There are no material disputes pending or, to the Company’s Knowledge, threatened, between the Company or its Subsidiary and any of their employees or former employees or employee organizations. To the Knowledge of the Company, there are no current union organizational activities involving employees of the Company or its Subsidiary and there have been no such organizing activities in the past three (3) years. To the Knowledge of the Company, no executive officer, senior manager, regional manager or area manager has given written notice or provided definitive oral notice that he or she is terminating employment with the Company or its Subsidiary within two (2) months of the date hereof, or in connection with the Closing.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company.

4.20 Licenses, Permits and Approvals. A true, correct and complete list of all material Licenses and Permits held by the Company or its Subsidiary is set forth on Schedule 4.20, each of which is valid and in effect, and the Company has not received any notice that: (i) any Governmental Body intends to cancel, terminate or not renew any such License and Permit; or (ii) the Company is conducting its business and carrying out any activities in breach or violation of any such License and Permit. The Licenses and Permits listed on Schedule 4.20 are the only Licenses and Permits that are material to and required for the conduct of the Company’s business as it is now being conducted. Except as set forth on Schedule 4.20, the Company is conducting its business in material compliance with the requirements, standards, criteria and conditions of the Licenses and Permits listed on Schedule 4.20.

4.21 Material Customers and Suppliers.

(a) Schedule 4.21 sets forth a true and complete list of the top ten (10) customers of the Company and its Subsidiary on a consolidated basis (by revenue for the 12-month period ending December 31, 2011) (the “Top Customers”). Except as set forth on Schedule 4.21, since the date of the Latest Balance Sheet, no Top Customer has (i) provided the Company or any Subsidiary with any written notice of material dispute, or (ii) terminated or materially reduced, or given written notice of an intent to terminate or materially reduce, its relationship with the Company or its Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Customer).

(b) Schedule 4.21 sets forth a true and complete list of the top ten (10) suppliers of the Company and its Subsidiary on a consolidated basis (by revenue for the 12-month period ending December 31, 2011) (the “Top Suppliers”). Except as set forth on Schedule 4.21, since the date of the Latest Balance Sheet, no Top Supplier has (i) provided the Company or any Subsidiary with any written notice of material dispute or (ii) terminated or materially reduced, or given written notice of an intent to terminate or materially reduce, its relationship with the Company or its Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Supplier).

4.22 Bank Accounts. Schedule 4.22 sets forth an accurate and complete list of each financial institution in or with which the Company or its Subsidiary has an account or safety deposit box, and the names of all Persons currently authorized to draw thereon or having access thereto.

4.23 Accounts Receivable. The accounts receivable of the Company and its Subsidiary reflected on the books and records thereof (except to the extent of the allowance for doubtful accounts reflected on the Latest Balance Sheet or included in the calculation of Net Working Capital as of the Closing Date) represent valid obligations arising from sales actually made or services actually performed.

4.24 Information Security and Data Privacy. The Company and its Subsidiary have used commercially reasonable efforts to safeguard the information technology systems controlled by the Company and its Subsidiary and utilized in their business, and as of the date hereof, to the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of security of such information technology systems, except where such intrusions or breaches would not have a Material Adverse Effect.

4.25 Undisclosed Liabilities. Except with regard to matters covered by Sections 4.09, 4.11, 4.13 and 4.16 (each of which shall be the sole representation and warranty with regard to liabilities for the subject matters set forth therein), to the Company’s Knowledge, neither the Company nor its Subsidiary has any material obligation or liability arising out of any transactions entered into, or any action or inaction, or any state of facts, in each case at or prior to the date hereof and the Closing Date, other than: (i) liabilities set forth on the liabilities side of, or expressly reserved against on, the Latest Balance Sheet; (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice; and (iii) liabilities under Material Contracts, Leases or other agreements to which the Company or its Subsidiary is a party (in each case, none of which is a liability resulting from breach of such contract, lease or agreement).

4.26 Disclosure. Neither this ARTICLE 4 nor the schedules delivered with respect hereto contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Parent which could reasonably be anticipated to have a Material Adverse Effect on the Company and its Subsidiary.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent represents and warrants to Seller and the Company, as of the date hereof, and as of the Closing Date, as follows:

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer and Parent, and no other proceedings on Buyer’s or Parent’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Other than as set forth in Schedule 5.03, the execution, delivery and performance of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption, filing or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Buyer’s or Parent’s organizational documents; (ii) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer or Parent is bound; or (iii) any Law, order, judgment or decree to which Buyer or Parent is subject (except for the applicable requirements under the HSR Act).

5.04 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer or Parent, at law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s or Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer and Parent are not subject to any outstanding judgment, order or decree of any court or other Governmental Body.

5.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.

5.06 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.07 Financing. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing. Upon consummation of the transaction contemplated hereby, Buyer and, assuming the accuracy of Seller’s representations and warranties, the Company and its Subsidiary will not: (i) be insolvent or left with unreasonably small capital; (ii) have incurred debts beyond their ability to pay such debts as they mature; or (iii) have liabilities in excess of the reasonable market value of their assets.

5.08 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Escrow Shares shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non assessable; (iii) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements; (iv) be listed on NYSE; and (iv) not have been issued in violation of the preemptive or other similar rights of any Person.

5.09 Escrow Shares. The Escrow Shares shall be transferable by Seller, in accordance with the terms of the Escrow Agreement, pursuant to Rule 144 at such time as Seller has satisfied the six (6)-month holding period requirement of Rule 144 with respect to the Escrow Shares; provided that, during such six (6)-month holding period, Seller shall not (i) make any transfers of the Escrow Shares and at all times shall be the holder thereof and (ii) become an “affiliate” of Parent, as such term is defined for purposes of Rule 144.

5.10 Listing and Maintenance Requirements. Parent has not, in the twelve (12) months preceding the date hereof, received notice from NYSE or any trading market on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate any rules or regulations of NYSE.

5.11 Reports. Parent has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Parent pursuant to the Exchange Act since January 1, 2009 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Parent and in either case, publicly available prior to January 31, 2012.

5.12 Knowledge of Buyer. As of the execution of this Agreement, to Buyer’s Knowledge, there is no breach or default of any warranty, representation, covenant or agreement of or by Seller or the Company with respect to this Agreement and no fact, occurrence, event or condition that would make any warranty, representation, covenant or agreement of Seller or the Company with respect to this Agreement untrue in any material respect.

ARTICLE 6

COMPANY AND SELLER COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to carry on its and its Subsidiary’s businesses according in the ordinary course of business and substantially in the same manner as currently conducted; provided that, the foregoing notwithstanding, the Company and its Subsidiary may use all available cash currently held by the Company and its Subsidiary or otherwise derived from the operations of its business consistent with this Section 6.01(a) to repay any Indebtedness or make any distribution to their stockholders, in each case prior to the Closing.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiary to, take any action which, if taken after the date of the Latest Balance Sheet, and prior to the date hereof, would have been required to be disclosed on Schedule 4.07.

(c) From the date hereof until the Closing Date, without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) each of the Company and its Subsidiary shall not fail to (i) timely file all material Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Buyer of any material income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and its Subsidiary in respect of any material Tax matters, including material Tax liabilities and material Tax refund claims.

6.02 Access. From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, upon reasonable notice and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiary, to the offices, assets, properties, books and records, agreements and senior management of the Company and its Subsidiary in order for Buyer to have the opportunity to make such investigation and inspection as it shall reasonably desire as to the affairs of the Company and its Subsidiary (except that Buyer shall conduct no environmental sampling or testing of the sort commonly referred to as a “Phase II environmental assessment” without the Company’s written approval). Buyer shall comply and shall cause Buyer’s Representatives to comply (and Parent shall cause Buyer and Buyer’s Representatives to comply) with all of their obligations under the Confidentiality Agreement, dated December 10, 2011, between Parent and the Company (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 6.02, and such Confidentiality Agreement will remain in full force and effect.

6.03 Regulatory Filings. The Company shall: (i) make any filings required of it or any of its Affiliates under the HSR Act and other applicable antitrust Laws to the transactions contemplated hereby within five (5) Business Days following the date hereof; (ii) promptly comply with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), or any other Governmental Body in respect of such filings or such transactions; and (iii) cooperate with Buyer and Parent in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Body under any antitrust Laws with respect to any such filing or such transaction. The Company shall, to the extent permitted by applicable Law, promptly inform Buyer or Parent of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.

6.04 Conditions. The Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 2.01 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01 (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Seller nor the Company shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any agreement or understanding with, any Person (other than Parent, Buyer and their representatives) concerning any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible: (i) merger, consolidation or similar transaction involving the Company or its Subsidiary; (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or its Subsidiary; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) of the Company or its Subsidiary; (iv) liquidation, dissolution, or other similar type of transaction with respect to the Company or its Subsidiary; or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement. Each of Seller and the Company will immediately: (x) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (y) notify Parent in writing in the event that any of the foregoing receives any requests for information or proposals relating to any Acquisition Proposal (including the terms of any such proposal and the identity of the maker thereof).

6.06 Updated Disclosures; Interim Financial Statements

(a) From the date hereof until the Closing Date, the Company shall disclose to Parent in writing promptly upon discovery thereof: (i) (in the form of updated Schedules) any material variances from the representations and warranties contained in ARTICLE 4 (the “Updated Disclosures”); (ii) if the employment of any key employee, or key group of employees, of the Company or its Subsidiary is terminated for any reason, whether by the Company or by such key employee, or key group of employees; (iii) of any written notice from any third party relating to a material default or event which, with notice or lapse of time or both, would become a material default, received subsequent to the date of this Agreement, under any Material Contract to which the Company or its Subsidiary is a party or is subject; or (iv) of any written notice from any Person alleging that the consent of such Person is or may be required with respect to a Material Contract in connection with the transactions contemplated by this Agreement; provided that such disclosure shall not limit or otherwise affect the remedies available hereunder to Buyer or Parent, or the representations or warranties contained in ARTICLE 4, or the conditions to the obligation of Buyer or Parent to consummate the transactions contemplated by this Agreement, except with respect to any Updated Disclosures that disclose underlying events that occurred and circumstances that arose or which the Company first obtained knowledge of (which shall not include any matters which the Company would have obtained knowledge of prior to the date hereof in connection with reasonable internal inquiry) exclusively between the day after the date of this Agreement and the Closing which are delivered to Parent in no event later than three (3) Business Days prior to the Closing (a “Qualifying Updated Disclosure”), which Qualifying Updated Disclosure will be treated as included in the Company’s disclosure schedule solely for the purpose of determining whether an indemnification obligation exists under ARTICLE 9, and such Qualifying Updated Disclosure will not be treated as though it had been included in the disclosure schedules for the determination of whether the conditions set forth in ARTICLE 2 have been satisfied.

(b) From the date hereof until the Closing Date, the Company shall promptly deliver to Parent copies of the monthly consolidated financial statements of the Company and its Subsidiary as they are finalized, but in no event later than the twentieth (20th) day following the last date of such month (the “Interim Financial Statements”).

6.07 Financing Process Assistance. Seller and the Company shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to provide such cooperation reasonably requested by Buyer or Parent with respect to the financing to be completed by Buyer and Parent with respect to the transactions contemplated hereby (the “Financing”) including, without limitation: (i) subject to customary confidentiality requirements reasonably acceptable to the Company, providing to Parent’s Financing sources all material financial information in their possession with respect to the Company and its Subsidiary as reasonably requested by Parent or Parent’s Financing sources; (ii) making the Company’s senior officers reasonably available to Parent’s Financing sources in connection with the Financing, to reasonably participate in due diligence sessions; (iii) executing and delivering any certificates, instruments or documents and back-up therefore and for legal opinions as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including, without limitation, assistance with respect to procuring survey and title for Owned Real Property); (iv) obtaining the payoff letters and Lien terminations and instruments of discharge contemplated by this Agreement; and (v) furnishing Parent and its Financing sources reasonably promptly with such documentation and other information in the Company’s possession which any lender providing or arranging Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

6.08 Maintaining Corporate Existence of Seller. During the period of time from the Closing Date until December 31, 2013, Seller take all commercially reasonable actions to maintain its status as a separate and validly existing legal entity, and without the written consent of Buyer or Parent, shall not during such period, enter into a merger, sale, dissolution, liquidation or other disposition of Seller, provided, however, that such restrictions will not apply in the case of a transaction that is reasonably likely to increase the creditworthiness of Seller or otherwise make it more likely for Seller to discharge Seller’s obligations hereunder.

ARTICLE 7

COVENANTS OF BUYER

7.01 Access. From and after the Closing until the fifth (5th) anniversary thereof (and subject to any applicable legal or contractual confidentiality limitations restricting the obligations of Buyer hereunder), Buyer shall cause the Company to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Company and its Subsidiary solely with respect to periods or occurrences prior to the Closing Date in connection with a reasonable business purpose communicated by Seller to the Company, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Company or its Subsidiary to, for a period of five (5) years following the Closing Date, intentionally destroy, alter or otherwise dispose of any books and records of the Company or its Subsidiary, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyer shall cause the Organizational Documents of the Company and its Subsidiary to contain provisions relating to the exculpation, indemnification or advancement of expenses of any officers and directors, that are no less favorable to the officers and directors of the Company and its Subsidiary who were officers and directors prior to the Closing (each, a “D&O Indemnified Person”) than are presently set forth in Organizational Documents of the Company and its Subsidiary.

(b) In addition, from and after the Closing through the sixth (6th) anniversary thereof, Buyer shall, and shall cause the Company and its Subsidiary (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law (but solely to the extent of the coverage actually provided under the Tail Policy), (i) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Company or its Subsidiary and arising out of acts or omissions occurring on or prior to the Closing (but solely to the extent of the coverage actually provided for under the Tail Policy) (a “D&O Indemnifiable Claim”), and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor (but solely to the extent of the coverage actually provided for under the Tail Policy); provided, however, that the D&O Indemnified Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Person is not entitled to indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied (but solely to the extent of the coverage actually provided for in the Company’s or its Subsidiary’s certificate of incorporation or bylaws). For the purposes of this Section 7.02(a), “D&O Expenses” means reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments or amounts paid in settlement (which items are, for the avoidance of doubt, included in the definition of D&O Costs, but solely to the extent of the coverage actually provided for in the Company’s or its Subsidiary’s certificate of incorporation or bylaws).

(c) At the Closing, Seller may purchase and continually pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries (the “Tail Policy”). Buyer shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect, provided that all maintenance and premium obligations shall be the sole financial responsibility of Seller and the D&O Indemnified Persons.

(d) In the event Buyer, the Company or its Subsidiary, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Buyer, the Company or its Subsidiary, as the case may be, shall assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the D&O Indemnified Persons.

7.03 Regulatory Filings.

(a) Buyer and Parent shall, within two (2) Business Days after the date hereof, make or cause to be made all filings and submissions under the HSR Act and any other Laws applicable to Buyer, Parent and their Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company shall have the right to review in advance, and to the extent practicable shall have the right to consult with Buyer and Parent on, all the information that appears in any such filings (and Buyer and Parent shall consider in good faith the views of the Company in connection therewith). In exercising the foregoing right, the Company shall act reasonably and as promptly as practicable.

(b) Buyer shall be responsible for all filing fees under the HSR Act. Buyer shall request the filings under the HSR Act to be considered for grant of “early termination.”

(c) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) to prohibit the transactions contemplated by this Agreement, Buyer and Parent shall use all commercially reasonable efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer nor any of their Affiliates shall be required to bring any proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Body, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Parent, Buyer, any Affiliate of Parent, Buyer the Company or any of their respective Subsidiaries.

7.04 Conditions. Buyer and Parent shall use all commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).

7.05 Contact with Business Relations. Prior to the Closing, Buyer, Parent and their respective representatives shall contact and communicate with the employees, clients, customers, suppliers, vendors and other business relations of the Company and its Subsidiary in connection with the transactions contemplated hereby only with the prior written consent of the Company and Seller (not to be unreasonably withheld, conditioned or delayed).

7.06 WARN Act. Buyer will indemnify the Seller Indemnitees (as defined below) from and against any Losses (as defined below) that may be incurred by them (a) under the WARN Act (or any similar state or local Law with respect to plant closing, layoff or relocation) arising at or after the Closing as a result of any action or omission of the Company or its Subsidiary occurring following the Closing or (b) with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Company or its Subsidiary following the Closing.

7.07 Escrow Shares.

(a) With a view to making available to Seller the benefits of Rule 144 as it relates to the Escrow Shares, Parent shall: (i) file all required reports under section 13 or 15(d) of the Exchange Act, as applicable; (ii) submit electronically and post on its corporate website, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; (iii) upon Seller’s request, furnish to Seller a written statement that it has complied with the reporting, submission and posting requirements of Rule 144; and (iv) provide Seller at Parent’s expense such other documentation (including an opinion of company counsel) reasonably required in order to remove the restrictive legend set forth in Section 3.05(f).

(b) To the extent it is necessary for Seller or any of its Affiliates to enter into any agreements or other arrangements with brokers, purchasers of the Escrow Shares or other third parties in connection with the marketing or sale of such Escrow Shares, Parent shall indemnify and hold Seller and its Affiliates harmless from any Losses incurred by Seller or its Affiliates pursuant to the terms and conditions of such agreements or arrangements.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer in its sole discretion or cured by the Company or Seller within fifteen (15) calendar days after written notice thereof from Buyer;

(c) by Seller, if there has been a violation or breach by Buyer or Parent of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and Seller at Closing and such violation or breach has not been waived by Seller in its sole discretion or cured by Buyer or Parent, as applicable, within fifteen (15) calendar days after written notice thereof from Seller

(provided that neither a breach by Buyer of Section 5.07 hereof nor the failure to deliver the full consideration payable pursuant to ARTICLE 1 under this Agreement at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller); or

(d) (i) by Seller or Buyer, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or prior to April 15, 2012; provided that, if, as of such date, all of the conditions set forth in Section 2.01 and Section 2.02, other than Section 2.01(d) and Section 2.02(d), have been satisfied, then such date shall automatically be extended by fifteen (15) days, and provided further that, if as of such date all of the conditions set forth in Section 2.01 and Section 2.02, other than Section 2.02(e), have been satisfied, then for each day on or after April 15, 2012 and before May 1, 2012, that the condition in Section 2.02(e) has not been satisfied, Buyer shall pay to Seller a fee in a pro rata amount equal to one percent (1%) of Two Hundred Forty-Five Million Dollars ($245,000,000), calculated monthly, such that the daily amount of such fee would be $81,666.67 (the “Delayed Closing Fee”), and if the transactions contemplated hereby have not been consummated by May 1, 2012, then this Agreement may be terminated by either Buyer or Seller. Notwithstanding the foregoing, neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no liability on the part of one Party to another, except for (x) any liability of a Party for knowing or willful breaches of the covenants contained in this Agreement occurring prior to the time of such termination, or (y) in the case of a termination by either party if, prior to such termination, all of the conditions set forth in Section 2.01 or 2.02, as applicable, had been satisfied, Seller or Buyer, as applicable, had indicated in writing to the other party that it was ready and willing to close, and the other party thereafter failed to consummate the transactions within the time frame for the Closing set forth in Section 1.03; provided that this Section 8.02, Section 9.10 and ARTICLE 11 hereof shall survive the termination of this Agreement in accordance with their terms; provided further that the Confidentiality Agreement referred to therein, shall survive the termination of this Agreement for a period of five (5) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall automatically be amended to be extended until the end of such five-year period).

ARTICLE 9

ADDITIONAL COVENANTS AND AGREEMENTS

9.01 Survival.

(a) With respect to any claim or claims for breaches of the representations and warranties contained in ARTICLE 3, ARTICLE 4 and ARTICLE 5 (except for the Fundamental Representations), no indemnifying party shall be liable with respect to any breach of such representations and warranties in ARTICLE 3, ARTICLE 4 or ARTICLE 5 unless written notice of a claim for indemnification with respect to such breach is given by the indemnified party to

Buyer, Parent or Seller, as applicable, on or before the date that is the earlier of: (i) thirty (30) days after receipt by the Company of the audited financial statements of the Company for the fiscal year ended December 31, 2012; or (ii) April 15, 2013 (such date, as applicable, the “Survival Date”), it being understood that so long as such claim for indemnification arises and such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive with respect to such specific claim for indemnification until such claim is resolved.

(b) Notwithstanding the foregoing Section 9.01(a), there shall be no time limitation with respect to any claim arising out of any breach of any of the Fundamental Representations.

9.02 Indemnification of Buyer.

(a) From and after the Closing, subject to the provisions of this ARTICLE 9, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against and all liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, fines, forfeitures, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of: (i) any breach of any representation or warranty of Seller or the Company contained in ARTICLE 3 or ARTICLE 4 of this Agreement, or any certificate delivered in connection herewith (with Losses resulting from or arising out of such breach (other than in the first sentence of each of Section 4.07 and 4.20 and in the defined term “Material Contract”) being calculated for purposes of this ARTICLE 9 without regard to any qualification of “material,” “materiality,” “Material Adverse Change” or “Material Adverse Effect” qualification contained in such representations and warranties); (ii) any breach of any covenant or agreement by Seller or (prior to Closing) by the Company; (iii) any and all Pre-Closing Taxes; or (iv) any Indebtedness or any Company Transaction Expenses that are not taken into account in the calculation of the Closing Consideration.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Buyer Indemnitees shall not be entitled to indemnification for such Loss pursuant to Section 9.02(a)(i) (other than in respect of Fundamental Representations, for which the Deductible shall not apply), Section 9.02(a)(ii) (other than the covenants under Sections 1.02(e) (Post-Closing Net Working Capital Adjustment), 9.04(d) (Escrow Shares Purchase Price Adjustments) and the last sentence of Section 9.11(f) (Refunds), to which the Deductible shall not apply) or Section 9.02(a)(iii) of this Agreement, until the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds on a cumulative basis an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), and then only to the extent Losses suffered by Buyer Indemnities exceed the Deductible. All payments under this Section 9.02 shall be treated by the parties as an adjustment to the proceeds received by Seller pursuant to ARTICLE 1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any indemnification of the Buyer Indemnitees pursuant to Section 9.02(a) (other than in respect of Fundamental Representations and other than the covenants under Sections 1.02(e) (Post-Closing Net Working Capital Adjustment), 9.04(d) (Escrow Shares Purchase Price Adjustments) and the last sentence of Section 9.11(f) (Refunds)) (collectively, the “Limited Claims”) shall be effected solely by a payment made from the Escrow Funds, in accordance with the terms of the Escrow Agreement, and such payments shall not exceed the Escrow Funds available on any given payment date. If and to the extent that the Escrow Funds are insufficient to cover the Limited Claims, the Buyer Indemnitees’ right to indemnification for the uncovered portion is extinguished. Any indemnification of the Buyer Indemnitees in respect of Fundamental Representations shall not exceed that portion of the Purchase Price actually received by Seller, and shall be payable first from Escrow Funds, to the extent that there are any remaining Escrow Funds available for indemnification, but not limited thereby. Any payment required to be made by Seller to Buyer under Sections 1.02(e) (Post-Closing Net Working Capital Adjustment), 9.04(d) (Escrow Shares Purchase Price Adjustments) or the last sentence of Section 9.11(f) (Refunds) shall not be required to come from the Escrow Funds but shall be the direct financial obligation of Seller.

(d) No Buyer Indemnitees shall have any right to indemnification hereunder with respect to Losses for the conduct of any environmental corrective or remedial action except as: (i) required by applicable Environmental Laws; (ii) reasonably necessary to resolve an unsolicited third-party notice or claim asserting liability or potential liability arising out of an environmental condition in connection with acts, events or circumstances existing or occurring prior to the Closing; or (iii) necessary to address conditions of contamination which exceed standards applicable under Environmental Laws and then only to the extent of such remedial action reasonably necessary to attain compliance in a cost-effective manner with Environmental Laws; resolve such claim in a cost-effective manner or address such conditions in a cost-effect manner, in each case assuming continued use or expansion of such use of a subject property in a commercial or industrial capacity. Where permitted by Environmental Laws, Buyer shall employ risk-based standards and institutional controls in connection with any corrective or remedial action. Seller shall have no obligation to indemnify any of the Buyer Indemnitees or the Company with respect to any environmental corrective or remedial action arising from (A) any conditions of contamination identified through any environmental sampling or analysis, or (B) any report to any Governmental Body, in either case which is not: (i) affirmatively required by Environmental Laws; (ii) required in connection with due diligence requirements of any Person providing the Buyer with financing for the consummation of the transactions contemplated hereby or any refinancing thereof and taking a security interest in any applicable site (after diligent efforts by Buyer to obtain a waiver of any such requirement); (iii) precipitated by Buyer’s reasonable determination as communicated to Seller in writing that an environmental condition exists or likely exists which would present a risk of material harm to human health, violate applicable Environmental Laws or require remediation under any applicable Environmental Laws; (iv) required in connection with any lease arrangement affecting any applicable property; or (v) reasonably necessary in response to an unsolicited third-party claim.

9.03 Indemnification of Seller. From and after the Closing, subject to the provisions of this ARTICLE 9, Buyer shall indemnify Seller, its members, its and their Affiliates, and its and their officers, directors, employees and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees to the extent such Losses arise from or relating to: (i) a breach of any representation or warranty of Buyer or Parent contained in this Agreement, or any certificate delivered in connection herewith; (ii) a breach of any covenant or agreement by Buyer or Parent contained in this Agreement requiring performance by Buyer or Parent prior to the Closing or by Buyer, Parent or the Company and its Subsidiary after the Closing; or (iii) the operation of the business of the Company or its Subsidiary following the Closing or actions taken by Buyer or the Company or its Subsidiary at (after the Company is owned by Buyer) or after the Closing. All payments under this Section 9.03 shall be treated by the parties as an adjustment to the proceeds received by Seller pursuant to ARTICLE 1.

9.04 Escrow.

(a) On the Closing Date, the Escrow Amount in the form of the Escrow Shares shall be delivered to the Escrow Agent to be held pursuant to the Escrow Agreement to satisfy claims related to Losses suffered by Buyer Indemnities. After the Survival Date, other than to the extent that there are pending claims for any Losses suffered by Buyer Indemnities, the Escrow Amount then remaining in the Escrow Account shall be released from the Escrow Account (if there are pending claims for Losses suffered by Buyer Indemnities then only such portion of the Escrow Amount in excess of such pending claims for Losses shall be released from the Escrow Account).

(b) To the extent the Escrow Funds are held in Parent Common Stock at the time any payment is due for Losses suffered by Buyer Indemnities, the amount of shares of Parent Common Stock subject to release from the Escrow Fund to cover any Losses suffered by Buyer Indemnities shall be satisfied by releasing a number of Escrow Shares to Buyer determined by dividing the amount of such Losses by the Closing Date Closing Price.

(c) In accordance with the terms of the Escrow Agreement, at such time as Seller has satisfied the six (6)-month holding period requirement of Rule 144 with respect to the Escrow Shares: subject to the obligations of Seller set forth in this Section 9.04(c), the Escrow Shares shall be transferable by Seller pursuant to Rule 144, provided that (i) to the extent such Escrow Shares are held in the Escrow Account and still subject to being used to satisfy indemnification claims of the Buyer Indemnitees in accordance with the Escrow Agreement, Seller shall not sell any Escrow Shares (x) without the consent of the Buyer, which consent shall not be unreasonably withheld, or (y) if the Parent Common Stock Sale Price to be received for such Escrow Shares in connection with such sale is less than the Closing Date Stock Price; (ii) Seller shall use its best efforts to arrange for such Escrow Shares to be sold through a registered broker-dealer reasonably acceptable to Parent, and Parent shall use its best efforts to assist and support Seller in connection with such sales (including without limitation providing to Seller all reasonably requested documentation and opinions with respect to such open market transactions); and (iii) the Escrow Shares shall not be released from the Escrow Account in connection with such transactions unless (x) all net proceeds received in respect of such Escrow Shares equal to the Closing Date Stock Price are concurrently deposited with the Escrow Agent into the Escrow Account, and (y) net proceeds in excess of the Closing Date Stock Price (if any) received in respect of such Escrow Shares is promptly delivered to Buyer.

(d) Escrow Shares Purchase Price Adjustments.

(i) With respect to any Escrow Shares sold after such Escrow Shares are no longer held in the Escrow Account to satisfy indemnification claims of the Buyer Indemnitees in accordance with the Escrow Agreement, in the event that the Parent Common Stock Sale Price for such shares is less than the Closing Date Stock Price, then Parent agrees to pay Seller within five (5) Business Days after Seller provides Parent with evidence of the completion of such sales, as an adjustment to the Purchase Price, an amount in cash equal to the product of (x) the Closing Price Spread multiplied by (y) the number of Escrow Shares sold by Seller. With respect to any Escrow Shares sold after such Escrow Shares are no longer held in the Escrow Account, in the event that the Parent Common Stock Sale Price for such shares is greater than the Closing Date Stock Price, Seller agrees to pay Buyer within five (5) Business Days after the completion of such sales, as an adjustment to the Purchase Price, an amount in cash equal to the product of (A) the Closing Price Spread multiplied by (B) the number of Escrow Shares sold by Seller.

(ii) If Parent shall fail to pay any amount payable to Seller under Section 9.04(d)(i), then, in addition to any other rights and remedies Seller may have at law or in equity, such amount shall thereafter, to the fullest extent permitted by applicable Law, bear interest, compounding daily, at an interest rate of 10.00% per annum.

(iii) In the event that Parent breaches Section 9.04(d)(i), then, in addition to any other rights or remedies Seller may have at law or in equity, Parent shall pay, and hereby indemnifies and holds Seller harmless from, all Losses, costs and attorneys’ fees and expenses incurred by Seller or its Affiliates in connection with the collection or enforcement of Section 9.04(d)(i).

9.05 Procedures Relating to Indemnification.

(a) In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the party to this Agreement that is or may be required to provide indemnification hereunder with respect to such Third-Party Claim (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within fifteen (15) days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim); provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) business days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third-Party Claim.

(b) The Defending Party shall have the right upon written notice to the Claiming Party within thirty (30) days after receipt from the Claiming Party of notice of such claim, to conduct at the sole cost and expense of the Defending Party the defense against such claim; provided that before the Defending Party assumes control of such defense it must first agree and acknowledge in such notice that the Defending Party is fully responsible (subject to the limitations of Section 9.02) for all Losses relating to such Third-Party Claim (a “Control Notice”); provided further that the Defending Party shall not have the right to assume control of such defense if the Third-Party Claim; (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); (ii) involves criminal allegations; (iii) is one in which the Defending Party is also a party and joint representation would, as determined in each case by the Claiming Party based on advice of outside counsel, be inappropriate or there may be legal defenses available to the Claiming Party which are different from or additional to those available to the Defending Party; (iv) involves a claim which, upon petition by the Claiming Party, the appropriate court rules that the Defending Party failed or is failing to vigorously prosecute or defend; or (v) is with respect to Taxes (which shall be governed by Section 9.11(e)). In the event that the Defending Party validly delivers a Control Notice, the Claiming Party will reasonably cooperate, at the sole cost and expenses of the Defending Party, with and make reasonably available to the Defending Party such assistance and materials as may be reasonably requested by it, and the Claiming Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not admit any liability with respect to, and shall not have the right to compromise, settle, discharge or consent to entry of judgment with respect to, such Third-Party Claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Claiming Party, the Defending Party will not enter into any settlement of any Third-Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (x) injunctive or other equitable relief would be imposed against the Claiming Party, or (y) such settlement or consent would lead to liability or create any financial obligation on the part of the Claiming Party for which the Claiming Party is not entitled to indemnification hereunder (other than to the extent of the Deductible). If an offer is made to settle a Third-Party Claim, which offer the Defending Party is permitted to settle under this Section 9.05(b) only upon the prior written consent of the Claiming Party, and the Defending Party desires to accept and agree to such offer, the Defending Party will give prompt written notice to the Claiming Party to that effect. If the Claiming Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Claiming Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Defending Party as to such Third-Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Claiming Party through the date such settlement offer is given to the Claiming Party to the extent such amount is otherwise indemnifiable hereunder.

9.06 Mitigation. The Indemnified Parties shall take all actions required by applicable Law to mitigate their Losses which are Indemnifiable hereunder. In the event that a Defending Party makes any payment to a Claiming Party for indemnification for which the Claiming Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Defending Party shall be entitled to pursue claims and conduct litigation on behalf of the Claiming Party and any of its successors to pursue and collect on any indemnification or other remedy available to the Claiming Party thereunder with respect to such claim and generally to be subrogated to the rights of the Claiming Party. Except pursuant to a settlement agreed to by the Defending Party (which agreement shall not be unreasonably withheld or delayed), the Claiming Party shall not voluntarily waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Defending Party, which shall not be unreasonably withheld, conditioned or delayed. The Claiming Party shall, and shall cause its Affiliates (including the Company and its Subsidiary, if applicable) to, cooperate with the Defending Party, at the Defending Party’s expense, with respect to any such effort to pursue and collect with respect thereto.

9.07 Determination of Loss Amount.

(a) Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds or third-party payments actually received by and paid to the Claiming Party in each case net of costs and expenses incurred in procuring such recovery and any retro premium adjustments, increases in premium, deductibles or other costs directly related thereto. In the event that any such insurance or other recovery is actually received by any Claiming Party with respect to any Loss for which any such Claiming Party has been indemnified hereunder, then a refund equal to the aggregate net amount of such recovery or the indemnification payment, whichever is less, shall be made promptly to the Defending Party.

(b) Absent actual fraud, in no event shall any Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages or punitive damages, except to the extent such damages are awarded against the indemnified party in a Third-Party Claim, and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology shall be used in calculating the amount of any Losses. In addition, in no event shall a Defending Party be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision. Furthermore, the Buyer Indemnitees shall have no right to make a claim for any Loss to the extent it is primarily a possible or potential Loss that the Buyer Indemnitees believes may be asserted rather than a Loss that has, in fact, been paid or incurred by or asserted against the Buyer Indemnitees.

(c) No Buyer Indemnitee shall be entitled to any indemnification under this ARTICLE 9 to the extent: (i) such matter was specifically taken into account in determining the Closing Consideration or the Net Working Capital pursuant to Section 1.02, (ii) that there is included in the Closing Statement a specific liability relating to such matter, (iii) such matter would not have arisen but for any act, omission, transaction or election on the part of or carried out by any Buyer Indemnitee or its Affiliates or (iv) to the extent that Buyer is determined to not be entitled to indemnification based on a breach of Section 5.12. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, indemnification for breach of any representation or warranty contained in Section 4.09 (Tax Matters) shall be limited to Losses incurred with respect to Pre-Closing Periods and any portion of the Straddle Periods ending on the Closing Date (determined in accordance with Section 9.11(d)).

9.08 Tax Benefits.

(a) To the extent that a Claiming Party actually received Tax Benefits as a result of any Loss for which an indemnification payment has been made, such party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Defending Party with respect to such Loss) to the Defending Party as such Tax Benefits are actually received by the Claiming Party. For purposes of the foregoing, “Tax Benefit” means any refund of Taxes paid or any reduction in the amount of Taxes which otherwise would have been paid, calculated on a with and without basis. Where a party has other items of loss, deduction or credit available to it, the item of Tax Benefit attributable to the loss underlying the indemnity claim shall be deemed to be used by such party proportionately with such other items in determining when the Tax Benefit attributable to the loss underlying the indemnity claim is realized by such party. A Tax Benefit shall be actually received upon the receipt of a refund of Taxes paid or the filing of a Tax Return, including an estimated Tax Return, showing a Tax Benefit (or, if later, the date when such a Tax Return should have been timely filed, including properly obtained extensions).

(b) Notwithstanding anything to the contrary contained herein, no Tax Benefit shall be required to be paid by an indemnified party to an indemnitor pursuant to this Section 9.08(b) to the extent such Tax Benefit has not been actually realized prior to the fifth taxable year following the taxable year that the deduction or loss relating to the Loss that gave rise to indemnification hereunder was generated.

9.09 Exclusive Remedy. Except as otherwise provided in this Section 9.09 the provisions of this ARTICLE 9 constitute the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby and Buyer and Parent waive and release Seller from any and all other remedies, including without limitation any arising under CERCLA or any other Environmental Laws or otherwise relating to environmental, health or safety matters. The provisions of this Section 9.09 shall not, however, prevent or limit a cause of action hereunder with respect to (i) actual fraud; (ii) disputes under Section 1.02(e) (Post-Closing Net Working Capital Adjustment) (which disputes under Section 1.02(e) will be resolved in accordance with the dispute resolution mechanisms set forth therein); (iii) amounts payable by Parent to Seller, or Seller to Parent, as applicable, pursuant to Section 1.02(e) (Post-Closing Net Working Capital Adjustment) or Section 9.04(d) (Escrow Shares Purchase Price Adjustments) (which Seller or Parent shall enforce pursuant to Section 1.02(e) or Section 9.04(d), as applicable); (iv) amounts payable from Seller to Parent pursuant to the last sentence of Section 9.11(f) (Refunds); or (v) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

9.10 Acknowledgement by Buyer.

(a) Each of Buyer and Parent acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiary and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Buyer and Parent has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and Seller expressly and specifically set forth in this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER TO BUYER AND PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF BUYER AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER AND ARE NOT BEING RELIED UPON BY EITHER BUYER OR PARENT OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES.

(b) No Buyer Indemnitee shall be entitled to any indemnification pursuant to this ARTICLE 9 for any Loss or other amount that the Buyer Indemnitees may suffer, and the Buyer Indemnitees shall have no remedies under this ARTICLE 9 with respect to (i) the subject matter of this Agreement or the transactions contemplated hereby or (ii) any other matter relating to the Company or its Subsidiary prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Company or its Subsidiary prior to the Closing (including any common law or statutory rights or remedies for environmental, health or safety matters, including under CERCLA), other than remedies payable from the Escrow Funds pursuant to Section 9.02, which are the Buyer Indemnitees’ sole and exclusive remedies with respect thereto. The Buyer Indemnitees may not avoid such limitation on liability by seeking damages for breach of contract or tort or pursuant to any other theory of liability, all of which are hereby waived. EACH OF BUYER AND PARENT, ON BEHALF OF THE BUYER INDEMNITEES, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF BUYER AND PARENT, ON BEHALF OF THE BUYER INDEMNITEES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF BUYER AND PARENT, ON BEHALF OF THE BUYER INDEMNITEES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

9.11 Tax Matters. The provisions of this Section 9.11 shall govern the allocation of responsibility as between Buyer and the Company on the one hand, and Seller on the other hand, for certain Tax matters following the Closing:

(a) Cooperation. Seller, Buyer and the Company shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, as and to the extent reasonably requested by the other Parties, in preparing and filing Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall, and shall cause the Company and each of its Subsidiary to, retain and maintain such records and information until the later of (i) six (6) years following the Closing Date; and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow Seller (and its agents and representatives of Seller) to inspect, review and make copies of such records and information as the Stockholders or its agents and representatives of Seller reasonably request from time to time during normal business hours and after appropriate prior notification. Buyer. Seller and the Company further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transaction contemplated hereby).

(b) Preparation and Filing of Tax Returns of the Company and Its Subsidiary.

(i) Buyer shall, at Buyer’s cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiary which have not yet been filed as of the Closing Date. Buyer shall also prepare or cause to be prepared, at Buyer’s cost and expense, all Straddle Period Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiary. All such Pre-Closing Period Tax Returns and Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or its Subsidiary (as the case may be), except as required by applicable Law; provided that, (i) for the avoidance of doubt and to the extent permitted by applicable Law, all deductions related to or arising out of the Tax Benefit Amount shall be treated as arising on or before the Closing Date, and (ii) neither the Company nor its Subsidiary shall waive any carryback of any net operating loss, capital loss or credit on any such Pre-Closing Period Tax Return or Straddle Period Tax Return. Buyer shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by Seller) to Seller for its review within sixty (60) days after final determination of Net Working Capital pursuant to Section 1.02(e) and Buyer shall deliver or cause to be delivered drafts of all such Straddle Period Tax Returns (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by Seller) to Seller for its review within sixty (60) days of the end of such Straddle Period; provided, however, that such drafts of any such Tax Return shall be subject to Seller’s review, comment and approval, which shall not be unreasonably withheld, conditioned or delayed.

(ii) If Seller disputes any item on such Pre-Closing Period Tax Return or Straddle Period Tax Return, it shall notify Buyer (by written notice within thirty (30) days of receipt of such draft of such Tax Return) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return or Straddle Period Tax Return, as the case may be, shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 9.11(b) only. Buyer and Seller shall act in good faith to resolve any dispute with thirty (30) days of Seller’s notification of such disputed item (or items). If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Firm as promptly as practicable (in accordance with the provisions of this Section 9.11(b)), whose determination shall be final and conclusive for purposes of this Section 9.11(b) only. Without limitation, each Party may submit data and information to the Firm as such Party deems appropriate. The Firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it, in any case, as soon as practicable after such submission. The fees and expenses of the Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer, Seller and the Company agree to file all such Pre-Closing Period Tax Returns for income Taxes within 150 days of the Closing Date and Straddle Period Tax Returns for income Taxes within 150 days of the end of such Straddle Period.

(c) Transfer Taxes. Buyer shall pay all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Seller shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(d) Computation of Liabilities. To the extent permitted or required, the taxable year of each of the Company and its Subsidiary that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period, the amount of any Taxes based on or measured by income or receipts of each of the Company and its Subsidiary for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of each of the Company and its Subsidiary for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Tax Contests.

(i) Buyer shall deliver a written notice to Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of any of the Company or its Subsidiary for which Seller may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify Seller shall not relieve Seller of any obligation or liability that Seller may have to Buyer except to the extent that Seller demonstrates that Seller is materially or adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of each of the Company and its Subsidiary for a Pre-Closing Period for which Seller would have liability for any indemnification payments under this Agreement, Seller may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Contest, Seller (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including any of the Company or its Subsidiary) for any Tax period ending after the Closing Date. If Seller elects to assume the defense of any Tax Contest, Seller shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate, at its own expense, in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of each of the Company and its Subsidiary for a Pre-Closing Period that Seller does not elect to control pursuant to Section 9.11(e)(ii), such Tax Contest shall be controlled by Buyer (and Seller shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 9.11(e)(iii)), and Seller agrees to cooperate with Buyer in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 9.11(e)(iii) and controlled by Buyer, Buyer shall (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own costs and expenses, Seller shall have the right to participate, at its own expense, in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests). Buyer may not settle or compromise any Tax Contest of a Pre-Closing Period without the prior written consent of Seller (which will not be unreasonably withheld or delayed) if Seller would be liable for any indemnification payments under this Agreement.

(iv) In connection with any Tax Contest for Taxes of each of the Company and its Subsidiary for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided that, and only to the extent that Seller would have liability for any indemnification payments under this Agreement, Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of Seller, such consent not to be unreasonable withheld, conditioned or delayed. Buyer shall (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own costs and expenses, Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 9.11(e).

(vi) Notwithstanding anything else set forth herein to the contrary, Seller, at Seller’s expense, shall have the right to require Buyer to contest any asserted Straddle Period Tax deficiencies for which Seller would have liability for indemnification payments under this Agreement.

(f) Refunds. Buyer may (except as provided in Section 9.11(b)), at its option, cause any of the Company or its Subsidiary to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period. Buyer shall promptly notify Seller of and pay (or cause to be paid) to Seller: (i) any refund of Taxes paid to any of the Company or its Subsidiary for any Pre-Closing Period actually received by Buyer, the Company or its Subsidiary (or any of their respective Affiliates) and any amounts of Pre-Closing Taxes credited against Taxes for a Post-Closing Period or a Straddle Period beginning after the Closing Date to which the Company or its Subsidiary become entitled in a Tax period ending after the Closing Date, (ii) a portion of any refund of Taxes paid by any of the Company or its Subsidiary for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 9.11(d) hereof) actually received by Buyer, the Company or its Subsidiary (or any of their respective Affiliates) and any amounts of Pre-Closing Taxes credited against Taxes for a Post-Closing Period or a Straddle Period beginning after the Closing Date to which the Company or its Subsidiary become entitled in a Tax period ending after the Closing Date, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer, the Company or its Subsidiary (or any of their respective Affiliates) resulting from such refund; provided, however, that Seller shall not be entitled to any refund (w) to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date, (x) any refund that was taken into account for the purposes of calculating the Net Working Capital, (y) to the extent such refund relates to deductions taken into account for purposes of calculating the Tax Benefit Amount, or

(z) to the extent such refund is actually received by Buyer, the Company or its Subsidiary (or any of their respective Affiliates) after the Survival Date. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 9.11(f) within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto. At Seller’s request, Buyer shall reasonably cooperate with Seller in obtaining any such refunds for which Seller is entitled pursuant to this Section 9.11(f), including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s expense; provided, however, that any such amended Tax Return shall be prepared by Seller, Seller shall deliver or cause to be delivered drafts of any such amended Tax Return to Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Buyer shall not be required to cooperate with Seller in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to materially effect Buyer, the Company or the Company’s Subsidiary (or any of their respective Affiliates) in any Straddle Period (relating to the portion of such Straddle Period beginning after the Closing Date) or Post-Closing Period. To the extent that Buyer has paid a Tax refund to Seller, and all or a portion of such Tax refund has subsequently been determined to be due and owed to a Governmental Body under the procedures of Section 9.11(e) or otherwise, Seller shall return to Buyer such amounts of such refund which have been determined to be due and owed to such Governmental Body.

(g) Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Company and its Subsidiary that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

(h) Amendment of Tax Returns. Without the prior written consent of Seller, Buyer will not (i) amend or permit the Company or its Subsidiary to amend any Tax Return relating a Pre-Closing Period (or portion thereof), (ii) make or change any Tax election with effect in any Pre-Closing Period, or (iii) take any other action that would take effect in a Pre-Closing Period, in each case if Seller would be liable for any indemnification payments under this Agreement.

(i) No Section 338 Election (including, without limitation, all cash reserved for the payment of Taxes). None of Buyer, Parent, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the transactions contemplated by this Agreement

9.12 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 10

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.05.

“Add-On Acquisition” means the acquisition by the Company’s Subsidiary of certain of the assets of NEVCO Services, Inc. and NEVCO Oil Services, Inc. as of February 15, 2012.

“Add-On Acquisition Amount” has the meaning set forth in Section 1.02(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Business Day” means any day where nationally recognized banks are open to conduct business in New York.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer’s Knowledge” means the actual knowledge after due inquiry of Richard J. Heckmann, W. Christopher Chisholm, Brian Anderson, Kevin Trant and Damian C. Georgino.

“Buyer’s Representatives” has the meaning set forth in Section 6.02.

“Cash on Hand” means, with respect to the Company and its Subsidiary, all cash, cash equivalents, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiary.

“Claiming Party” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Consideration” has the meaning set forth in Section 1.02(b).

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.02(e)(i).

“Closing Date Stock Price” means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported on the NYSE for each of the five (5) consecutive trading days ending on the third trading day preceding the Closing Date (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

“Closing Price Spread” means, with respect to any sale of Parent Common Stock for purposes of Section 9.04(d), the difference (expressed as a positive dollar amount) between the Parent Common Stock Sale Price for such sale and the Closing Date Stock Price.

“Closing Statement” has the meaning set forth in Section 1.02(e)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar Amount” has the meaning set forth in Section 1.02(e)(v).

“Company” has the meaning set forth in the preamble hereto.

“Company Intellectual Property” has the meaning set forth in Section 4.11(b).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.11(c).

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company or its Subsidiary in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, in each case, that have not been paid prior to Closing, including, without limitation, (i) all investment banking, legal and accounting fees, costs and expenses; (ii) any fees and expenses payable by the Company or its Subsidiary associated with the Company or its Subsidiary obtaining necessary or appropriate consents of any Governmental Body (which, for the avoidance of doubt, shall exclude any filing fees under the HSR Act); (iii) any fees or expenses payable by the Company or its Subsidiary associated with the Company or its Subsidiary obtaining the release and termination of any Liens; (iv) all brokers’ or finders’ fees; (v) all sale, change-of-control or similar bonuses, compensation or payments to current or former directors, employees and other service providers of the Company and its Subsidiary which are paid or payable as a result of or in connection with the transactions contemplated hereby; and (vi) fees, costs and expenses relating to the Tail Policy. Company Transaction Expenses shall not include any amounts incurred by the Company or its Subsidiary in connection with Buyer’s financing of the transactions contemplated hereby.

“Company’s Knowledge” means the actual knowledge after due inquiry of James Devlin, Mark Kuleck and Ted Sinclair.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Contract” means any legally binding written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or arrangement.

“Control Notice” has the meaning set forth in Section 9.05(b).

“Current Assets” means the current assets of the Company and its Subsidiary (including without limitation Cash on Hand, but excluding assets relating or attributable to income Taxes and deferred Tax assets) calculated in a manner consistent with GAAP and Schedule 1.02(d) as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies.

“Current Liabilities” means the current liabilities of the Company and its Subsidiary (excluding any liabilities relating or attributable to income Taxes and deferred payment obligations in respect of prior acquisitions by the Company or its Subsidiary (including without limitation the Add-On Acquisition)) calculated in a manner consistent with GAAP and Schedule 1.02(d) as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies; provided, however, that Current Liabilities do not include any Indebtedness or Company Transaction Expenses.

“D&O Costs” has the meaning set forth in Section 7.02(b).

“D&O Expenses” has the meaning set forth in Section 7.02(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 7.02(b).

“D&O Indemnified Person” has the meaning set forth in Section 7.02(a).

“D&O Indemnifying Party” has the meaning set forth in Section 7.02(b).

“Deductible” has the meaning set forth in Section 9.02(b).

“Defending Party” has the meaning set forth in Section 9.05(a).

“Disputed Items” has the meaning set forth in Section 1.02(e)(iv).

“Environmental Laws” means, as in effect on or prior to the Closing, all foreign, federal, state and local laws, statutes, regulations, ordinances, and rules of common law, and similar provisions having the force or effect of Law relating to pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of hazardous materials, substances or wastes and the generation, use, storage, transportation, or disposal of or exposure to hazardous materials, substances or wastes, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A.

“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit A attached hereto, to be entered into by Buyer, Parent, Seller and the Escrow Agent.

“Escrow Amount” means an aggregate value of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), represented by a number of shares of Parent Common Stock equal to such amount divided by the Closing Date Stock Price or any proceeds from the sale of such Escrow Shares deposited into the Escrow Account pursuant to Section 9.04(c) hereof.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount over the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Escrow Shares” has the meaning set forth in Section 1.02(c).

“Estimated Net Working Capital” has the meaning set forth in Section 1.02(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Net Working Capital” has the meaning set forth in Section 1.02(e)(v).

“Final Tax Benefit Amount” has the meaning set forth in Section 11.17.

“Financial Statements” has the meaning set forth in Section 4.06.

“Financing” has the meaning set forth in Section 6.07.

“Firm” has the meaning set forth in Section 1.02(e)(iv).

“FMSCA” has the meaning set forth in Section 4.08(a).

“FTC” has the meaning set forth in Section 6.03.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Authorization, Valid and Binding Agreement), Section 3.03 (Ownership), Section 4.03 (Authorization, Valid and Binding Agreement), Section 4.05 (Capital Stock) and Section 4.19 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2010.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substances” mean (a) any chemical, material or substance defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutant,” “contaminant,” “pollutant,” “toxic substance” or words of similar meaning and effect under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which are prohibited, limited or regulated by any Governmental Body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations of such Person: (i) for borrowed money (principal and interest); (ii) evidenced by bonds, debentures, notes or other similar instruments or under swaps hedges or similar instruments (other than commodity hedges entered into in the ordinary course of business); (iii) under letters of credit; (iv) created or arising under any conditional sale or other title retention agreement with respect to acquired property; (v) under any capitalized leases; (vi) secured by a Lien (other than a Permitted Lien) on any of such Person’s assets; (vii) for employee pension benefit and deferred compensation plans as of the Closing; (viii) for accrued but unpaid interest and unpaid prepayment penalties or premiums that are payable in connection with retirement or prepayment in respect of any of the foregoing; and (ix) for guarantees of another Person in respect of any of the foregoing. Notwithstanding anything to the contrary contained herein, in the case of the Company and its Subsidiary, “Indebtedness” does not include (1) any earnout, deferred purchase price or similar obligations, including any such obligations payable in connection with the Add-On Acquisition or (2) operating leases.

“Intellectual Property” means all intellectual property rights throughout the world, including all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations-in-part, extensions and reexaminations thereof; copyrights and registrations and registration applications therefor, including copyrights in software and databases; trade secrets, know-how, and confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 6.06(b).

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 4.06.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Body (including any edicts or decrees applicable to Seller), including, without limitation, all regulations or rules of the Federal Motor Carrier Safety Administration.

“Lease” has the meaning set forth in Section 4.08(b).

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, memberships, accreditations, bonds, consents, orders or similar authorizations, or any waivers of or exceptions to the foregoing, issued by any Governmental Body.

“Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance or charge of any kind (including any conditional sale or other title retention agreement, but excluding applicable federal and state securities Law restrictions) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law).

“Limited Claims” has the meaning set forth in Section 9.02(c).

“Listed IP” has the meaning set forth in Section 4.11(a).

“Loss” and “Losses” has the meaning set forth in Section 9.02(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the assets, liabilities, financial condition or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (ii) any changes generally affecting the industry in which the Company and its Subsidiary participate or the markets in which they operate; (iii) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Body or the interpretation thereof; (iv) any effect of earthquakes, hurricanes, floods or other natural disasters; (v) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof; (vi) any failure, in and of itself, by the Company or its Subsidiary to meet any written or oral projections, estimates or budgets for any period (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); (vii) the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement; (viii) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any related action, and (ix) the taking of any action by, or requested by, Buyer or Parent (in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that such matters disproportionately impact the Company and its Subsidiary (taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiary operate).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Net Working Capital” means (i) all Current Assets of the Company and its Subsidiary as of the Closing Date, minus (ii) all Current Liabilities of the Company and its Subsidiary as of the Closing Date. For the avoidance of doubt, the determination of Estimated Net Working Capital and the calculation of Net Working Capital on the Closing Statement shall take into account only the same line items set forth on the Schedule 1.02(d) and shall be determined or calculated in accordance with GAAP.

“Net Working Capital Target” means Six Million Five Hundred Twenty-Five Thousand Dollars ($6,525,000).

“NYSE” means the New York Stock Exchange.

“Objections Statement” has the meaning set forth in Section 1.02(e)(iv).

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and shareholders agreement (if any); (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document; and (v) with respect to any other Person, its comparable organizational documents.

“Other Lease” means any arrangement, lease, sublease, license or other agreement or arrangement, written or oral, from which Company and/or its Subsidiary permits or allows all or any portion of the Leased Real Property or Owned Real Property to be used, occupied or enjoyed thereof by any Person or combination thereof.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Common Stock Sale Price” means the net per share proceeds (net of the per share portion of all brokerage commissions, exchange fees and other third-party fees and expenses, including without limitation legal and other advisory fees directly related to the sale of such shares) received by Seller for the sale of any share of Parent Common Stock for purposes of Section 9.04(d).

“Parties” shall mean Buyer, Parent, the Company and Seller.

“Pension Plans” has the meaning set forth in Section 4.13(a).

“Permitted Liens” means: (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiary, provided that such contests are accrued on the Financial Statements in accordance with GAAP; (ii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property or the Owned Real Property which are not violated by the current use and operation of the Leased Real Property and the Owned Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters affecting title to the Leased Real Property or the Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which they are currently used in connection with the Company’s and its Subsidiary’s businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property and Owned Real Property; (vii) purchase money liens and Liens securing rental payments under capital lease arrangements, which are included in Indebtedness; (viii) those matters identified on Schedule 10.01; and (ix) Liens created by any act of Parent or Buyer.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Plans” has the meaning set forth in Section 4.13(a).

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Company or its Subsidiary for any and all Pre-Closing Periods (ii) any and all Taxes of or imposed on the Company or its Subsidiary for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 9.11(d) hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company or its Subsidiary (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), and (iv) any and all Taxes of or imposed on Seller or its Affiliates including Taxes of Seller or its Affiliates imposed on Buyer or any of its Affiliates, the Company or the Company’s Subsidiary as a result of transferee, successor or similar liability (excluding bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the

Closing Date; provided, however, that “Pre-Closing Taxes” shall not include Taxes to the extent such Taxes are reflected in the final Net Working Capital. Notwithstanding anything to the contrary set forth herein: (x) “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period or portion thereof beginning after the Closing Date and (y) “Pre-Closing Taxes” shall be determined by excluding all deductions included in the calculation of the Tax Benefit Amount.

“Proceeding” has the meaning set forth in Section 4.12.

“Purchase Price” has the meaning set forth Section 1.02(a).

“PWC” has the meaning set forth Section 1.02(e)(iv).

“Qualifying Updated Disclosure” has the meaning set forth in Section 6.06(a).

“Review Period” has the meaning set forth in Section 1.02(e)(ii).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 5.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. For the purposes of this definition, a Person or Persons shall also include all successors in interest.

“Survival Date” has the meaning set forth in Section 9.01(a).

“Tail Policy” has the meaning set forth in Section 7.02(c).

“Tax” or “Taxes” shall mean all (i) taxes, charges, withholdings, fees (including vehicle registration fees), levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, fuel, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with: (a) any item described in clause (i); or (b) the failure to comply with any requirement imposed with respect to any Tax Return; and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of any contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, or by operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Benefit” has the meaning set forth in Section 9.08(a).

“Tax Benefit Amount” means $1,366,253, calculated as follows: (i) 38.01% (which consists of an estimated federal rate of 34.16% and an estimated state rate of 3.85%) multiplied by (ii) the sum of (A) the amount of compensation bonuses, stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or its Subsidiary on or around or in connection with or in anticipation of the Closing Date or accrued as a Current Liability in the computation of Net Working Capital; (B) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) paid by the Company or its Subsidiary with respect to the repayment of Indebtedness at Closing; (C) the amount of the Company Transaction Expenses that are deductible for U.S. federal income tax purposes in Pre-Closing Periods or Straddle Periods that can be carried back to Pre-Closing Periods; (D) the amount of any transaction costs (other than the Company Transaction Expenses) of the Company or its Subsidiary with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date that are deductible for U.S. federal income tax purposes in Pre-Closing Periods or Straddle Periods that can be carried back to Pre-Closing Periods; and (E) the amount of any employment Taxes with respect to the amount set forth in clause (ii)(A) of this definition paid by the Company or its Subsidiary on or prior to the Closing Date or accrued as a Current Liability in the computation of Net Working Capital.

“Tax Claim Notice” has the meaning set forth in Section 9.11(e)(i).

“Tax Contest” has the meaning set forth in Section 9.11(e)(i).

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include Contracts entered into in the ordinary course of business, this Agreement or any agreement contemplated hereby).

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Body that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Body.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Transfer Taxes” has the meaning set forth in Section 9.11(c).

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Updated Disclosures” has the meaning set forth in Section 6.06(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 11

MISCELLANEOUS

11.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit (i) the Company from making any announcement to its employees, customers, suppliers and other business relationships to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable, and (ii) Parent from issuing any press release or other public announcement relating to this Agreement or the transactions contemplated hereunder in any 8-K, 10-K or other filing under the Securities Act or rules thereunder, the Exchange Act or rules thereunder, or the rules and regulations of NYSE, in any analyst meetings and investor conference calls, or otherwise deemed necessary by Parent, in its sole discretion, in respect of the fact that it has publicly traded securities listed in a national securities exchange; provided that Parent shall provide Seller with the 8-K to be filed in connection with the execution of this Agreement no later than three (3) Business Days prior to the date on which such 8-K is to be filed, and shall reasonably consider Seller’s comments to such 8-K regarding its description of the Company and Seller if such comments are provided to Parent no later than one (1) Business Day before such 8-K is to be filed. For the avoidance of doubt, the parties acknowledge and agree that CIVC Partners, L.P. and its Affiliates (except for the Company and its Subsidiary) may provide general information about the subject matter of this Agreement in connection with CIVC Partners, L.P.’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Company have any right to use CIVC Partners, L.P.’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of CIVC Partners, L.P.

11.02 Expenses. Except as otherwise expressly provided herein, each of Buyer, Parent, the Company and Seller shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day on which the same has been delivered to a recognized overnight delivery service (charges prepaid) or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to Buyer or Parent (and, after the Closing, the Company):

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Facsimile: (412) 291-3142

Attention: Damian Georgino

with a copy to (which shall not constitute notice):

Reed Smith LLP

10 South Wacker Drive, 40th Floor

Chicago, IL 60606

Facsimile: (312) 207-6400

Attention: Nicholas Bonarrigo

                  William Doran

Notices to Seller:

Green Fuel Services, LLC

c/o CIVC Partners

191 North Wacker Drive, Suite 1100

Chicago, IL 60606

Facsimile: (312) 873-7301

Attention: Keith Yamada

                  David Miller

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Richard W. Porter, P.C.

                  Tana M. Ryan

Notices to the Company (prior to the Closing):

TFI Holdings, Inc.

c/o Thermo Fluids, Inc.

8925 E. Pima Center Pkwy, Suite 105

Scottsdale, AZ 85258

Facsimile: (602) 272-3411

Attention: James Devlin, CEO

                 Mark Kuleck, CFO

with copies to (which shall not constitute notice):

CIVC Partners

191 North Wacker Drive, Suite 1100

Chicago, IL 60606

Facsimile: (312) 873-7301

Attention: Keith Yamada

                  David Miller

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Richard W. Porter, P.C.

                 Tana M. Ryan

11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (i) Buyer may assign this Agreement to any Subsidiary of Buyer or of Parent, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, with Buyer’s consent (not to be unreasonably withheld or delayed), Seller may assign this Agreement to any of its beneficial owners or successors by operation of law so long as such beneficial owners or successors agree to honor Seller’s obligations under this Agreement (in the case of beneficial owners, on a pro rata basis based upon their respective percentage beneficial ownership in Seller).

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the disclosure schedules shall be deemed to incorporate by reference information disclosed in any other section of the disclosure schedules to the extent that the application thereof is reasonably apparent. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

11.07 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended only in a writing signed by Buyer, the Company and Seller. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, misrepresentation or default.

11.08 Complete Agreement. This Agreement, including the disclosure schedules and Exhibits hereto, the Escrow Agreement and the other documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.09 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

11.11 Consent to Jurisdiction and Service of Process. The parties to this Agreement submit to the exclusive jurisdiction of the state courts located in Chicago, Illinois or the courts of the United States located in Chicago, Illinois in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense, in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.04.

11.12 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.12.

11.13 No Third-Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement, other than Sections 9.02 and 9.03 (to the extent provided therein), except for the directors and officers of the Company and its Subsidiary solely as expressly provided in Section 7.02.

11.14 Specific Performance. The parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

11.15 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

11.16 Release. Effective upon the Closing, except with respect to a claim (i) arising out of this Agreement or the other agreements contemplated hereby; or (ii) for indemnification under the Company’s organizational documents, so long as such claim for indemnification does not arise out of any matter indemnified under ARTICLE 9 of this Agreement, Seller hereby unconditionally and irrevocably waives, releases and forever discharges each of the Company and its Subsidiary and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (other than Seller and its equityholders) from any and all liabilities of any kind or nature whatsoever arising prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company or its Subsidiary. Such released liabilities shall include, without limitation, any right to recover against the Company or its Subsidiary for any indemnification claims made against or paid directly or indirectly by Seller pursuant to ARTICLE 9. Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities arising prior to the Closing Date of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company or its Subsidiary, except as expressly set forth in this Section 11.16. To the extent permitted by Law, Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 11.16. Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

11.17 Tax Benefit Amount. At the Closing, in addition to any amounts payable pursuant to Section 1.02, Buyer shall pay to Seller cash in an amount equal to the Tax Benefit Amount by wire transfer of immediately available funds to an account specified by Seller to Buyer at least two (2) Business Days prior to Closing. Buyer shall deliver to Seller in reasonable detail its written calculation of any refund of Taxes paid, or any reduction in the amount of Taxes which otherwise would have been paid, received by the Company, Buyer or any Affiliate as a result of the amounts included in the calculation of Tax Benefit Amount (the “Final Tax Benefit

Amount”). If the Tax Benefit Amount is greater than the Final Tax Benefit Amount by more than ten percent (10%), then the amount of such difference shall be an adjustment in favor of Buyer, payable by Seller to Buyer within thirty (30) days of delivery of the written calculation of such amount to Seller. Alternatively, if the Tax Benefit Amount is less than the Final Tax Benefit Amount by more than ten percent (10%), then the amount of such difference shall be an adjustment in favor of Seller, payable by Buyer to Seller within thirty (30) days of delivery of the written calculation of such amount to Seller. For purposes of the foregoing, a refund of Taxes paid, or any reduction in the amount of Taxes which otherwise would have been paid, shall be received by the Company, Buyer or any Affiliate upon the receipt of a refund of Taxes paid or the filing of a Tax Return, including an estimated Tax Return, showing such refund or reduction in Taxes (or the date when such a Tax Return should have been timely filed, including properly obtained extensions).

11.18 Representation of Seller and its Affiliates. The parties agree that the fact that Kirkland & Ellis LLP may have represented the Company and its Affiliates prior to Closing shall not prevent Kirkland & Ellis LLP from representing such Affiliates, or their respective equityholders, officers, or managers, in connection with any matters involving, including without limitation any disputes with, any of the parties to this Agreement after Closing. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company or its Subsidiary in connection with this transaction will survive Closing, will be vested solely with Seller and will remain in effect.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY: TFI HOLDINGS, INC.

By:	/s/ David R. Miller
Name:	David R. Miller
Its:	Vice President

SELLER: GREEN FUEL SERVICES, LLC

By:	/s/ David R. Miller
Name:	David R. Miller
Its:	Vice President

BUYER: HECKMANN HYDROCARBONS HOLDINGS CORP

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Its:	Vice President

PARENT: HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Its:	Executive Vice President, Corporate Development and Chief Legal Officer

Signature Page to Stock Purchase Agreement